EXHIBIT 10.1

LEASE AGREEMENT BETWEEN THE COMPANY AND HARTZ MOUNTAIN
METROPOLITAN, DATED MAY 3, 2006.

EXHIBITS

Exhibit A - Demised Premises

Exhibit B - Description of Land

Exhibit C - Workletter

Exhibit C-1- Site Plan Depicting Location of Parking Garage

Exhibit C-2 - Parking Garage Construction Schedule

Exhibit C-3 - Parking Garage Construction Payment Schedule

Exhibit D - Rules and Regulations

Exhibit E - Letter of Credit

Exhibit F - Schedule of 2 Emerson Lane Fixed Rent

Exhibit G - Schedule of Fixed Rent “Floor Amounts”

Exhibit 10.1

LEASE, dated May 3, 2006, between HARTZ MOUNTAIN METROPOLITAN, a New Jersey general partnership, having an office at 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07096-1515 (“Landlord”), and THE CHILDREN’S PLACE SERVICES COMPANY, LLC, a Delaware limited liability company, having an office at 2 Emerson Lane, Secaucus, New Jersey (“Tenant”).

ARTICLE 1 - DEFINITIONS

1.01. As used in this Lease (including in all Exhibits and any Riders attached hereto, all of which shall be deemed to be part of this Lease) the following words and phrases shall have the meanings indicated:

A. Intentionally omitted.

B. Additional Charges:  All amounts that become payable by Tenant to Landlord hereunder other than the Fixed Rent.

C. Architect:  As Landlord may designate.

D. Broker: Resource Realty — Tom Consiglio

E. Building:  The building located on the Land and known or to be known as 2 Emerson Lane, Secaucus, New Jersey.

F. Building Fraction:  The fraction, the numerator of which is the Floor Space of the Building (approximately 282,499 square feet) and the denominator of which is the aggregate Floor Space of the buildings in the Development. If the aggregate Floor Space of the buildings in the Development shall be changed due to any construction or alteration, the denominator of the Building Fraction shall be increased or decreased to reflect such change.

G. Calendar Year:  Any twelve-month period commencing on a January 1.

H. Commencement Date:  March 1, 2007.

I. Common Areas:  All areas, spaces and improvements in the Building and on the Land which Landlord makes available from time to time for the common use and benefit of the tenants and occupants of the Building and which are not exclusively available for use by a single tenant or occupant, including, without limitation, parking areas, roads, walkways, sidewalks, landscaped and planted areas, community rooms, if any, the managing agent’s office, if any, and public rest rooms, if any.

J. Demised Premises:  The space that is outlined in red on the floor plans attached hereto as Exhibit A. The Demised Premises contains or will contain approximately 245,200 square feet of Floor Space subject to adjustment upon verification by the Architect.

K. Development: All land and improvements owned by Landlord or its parents, subsidiaries, or affiliates, now existing or hereafter constructed, located south of Route 3, east of the Hackensack River, west of County Avenue and north of Castle Road.

L. Development Common Areas:  The roads and bridges that from time to time service and provide access to the Development for the common use of the tenants, invitees, and occupants of the Development, that are maintained by Landlord or its related entities.

M. Expiration Date:  The date that is the day before the fifteenth (15th) annual anniversary of the Commencement Date if the Commencement Date is the first day of a month, or the fifteenth (15th) annual anniversary of the last day of the month in which the Commencement Date occurs if the Commencement Date is not the first day of a month. However, if the Term is extended by Tenant’s effective exercise of Tenant’s right, if any, to extend the Term, the “Expiration Date” shall be changed to the last day of the latest extended period as to which Tenant shall have effectively exercised its right to extend the Term. For the purposes of this definition, the earlier termination of this Lease shall not affect the “Expiration Date.”

N. Fixed Rent:  An annual amount calculated as the product of (i) the annual (per square foot) rate set forth on the Schedule of Fixed Rent annexed hereto as Exhibit F and (ii) the Floor Space of the Demised Premises. It is intended that the Fixed Rent shall be an absolutely net return to Landlord throughout the Term, free of any expense, charge or other deduction whatsoever, with respect to the Demised Premises, the Building, the Land and/or the ownership, leasing, operation, management, maintenance, repair, rebuilding, use or occupation thereof, or any portion thereof, with respect to any interest of Landlord therein, except as may otherwise expressly be provided in this Lease.

O. Floor Space:  Any reference to Floor Space of a demised premises shall mean the floor area stated in square feet bounded by the exterior faces of the exterior walls, or by the exterior or Common Areas face of any wall between the premises in question and any portion of the Common Areas, or by the center line of any wall between the premises in question and space leased or available to be leased to a tenant or occupant, and any reference to Floor Space of the Building shall mean the aggregate Floor Space of the demised premises leased or which Landlord has available to be leased in the Building.   Any reference to the Floor Space is intended to refer to the Floor Space of the entire area in question irrespective of the Person(s) who may be the owner(s) of all or any part thereof.

P. Guarantor:         None.

Q. Insurance Requirements:  Rules, regulations, orders and other requirements of the applicable board of underwriters and/or the applicable fire insurance rating organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Land and Building, whether now or hereafter in force.

R. Land:  The Land upon which the Building and Common Areas are located. The Land is described on Exhibit B.

S. Landlord’s Work:  The materials and work to be furnished, installed and performed by Landlord in accordance with and subject to the provisions of Exhibit C.

T. Legal Requirements:  Laws and ordinances of all federal, state, city, town, county, borough and village governments, and rules, regulations, orders and directives of all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Land and Building, whether now or hereafter in force, including, but not limited to, those pertaining to environmental matters.

U. Mortgage:  A mortgage and/or a deed of trust.

V. Mortgagee:  A holder of a mortgage or a beneficiary of a deed of trust.

W. Operating Expenses:  The sum of the following:  (1) the cost and expense (whether or not within the contemplation of the parties) for the repair, replacement, maintenance, policing, insurance and operation of the Building and Land, and (2) the Building Fraction of the sum of (a) the cost and expense for the repair, replacement, maintenance, policing, insurance and operation of the Development Common Areas; (b) the Real Estate Taxes, if any, attributable to the Development Common Areas, and (3) the Parking Charges, if any. The “Operating Expenses” shall, include, without limitation, the following:   (i) the cost for rent, casualty, liability, boiler and fidelity insurance, (ii) if an independent managing agent is employed by Landlord, the fees payable to such agent (provided the same are competitive with the fees payable to independent managing agents of comparable facilities), and (iii) costs and expenses incurred for legal, accounting and other professional services, including, but not limited to, costs and expenses for in-house or staff legal counsel or outside counsel at rates not to exceed the reasonable and customary charges for any such services as would be imposed in an arms length third party agreement for such services. All items included in Operating Expenses shall be determined in accordance with generally accepted accounting principles consistently applied.

X. Parking Charges:  The cost and expense for the repair, replacement, striping, maintenance, policing, insurance, Real Estate Taxes, utilities, and landscaping attributable to the pro-rata share of the parking area(s) and deck(s), if any, allocated to the Building by Landlord. The pro-rata share shall be determined based upon the number of parking spaces allocated to the Building divided by the total number of the parking spaces in such parking area(s) and deck(s).

Y. Permitted Uses:  General Office, showroom and ancillary uses, including warehousing, and as the corporate headquarters for Tenant.

Z. Person:  A natural person or persons, a partnership, a corporation, or any other form of business or legal association or entity.

AA. Intentionally Omitted.

BB. Real Estate Taxes:  The real estate taxes, assessments and special assessments imposed upon the Building and Land by any federal, state, municipal or other governments or governmental bodies or authorities, and any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Building and Land, which expenses shall be allocated to the period of time to which such expenses relate. If at any time during the Term the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate there shall be levied, assessed or imposed (a) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (b) any other such additional or substitute tax, assessment, levy, imposition or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof. Except as otherwise provided in the second sentence of this Article 1.01 BB., Real Estate Taxes shall not include the following: (i) gross receipts, excess profits, revenue, payroll and stamp taxes; or (ii)  gift, estate, succession, sale, transfer, corporate, franchise, excise, corporate levies, capital stock and personal property taxes.

CC. Rent:  The Fixed Rent and the Additional Charges.

DD. Rules and Regulations:  The reasonable rules and regulations that may be promulgated by Landlord from time to time, which may be reasonably changed by Landlord from time to time. The Rules and Regulations now in effect are attached hereto as Exhibit D.

EE. Security Deposit:  Such amount as Tenant has deposited or hereinafter deposits with Landlord as security under this Lease. Tenant shall deposit the sum of $253,577.00 with Landlord as security hereunder as of the date hereof; same to be held by Landlord in accordance with the provisions of Article 8 of this Lease.

FF. Successor Landlord:  As defined in Section 9.03.

GG. Superior Lease:  Any lease to which this Lease is, at the time referred to, subject and subordinate.

HH. Superior Lessor:  The lessor of a Superior Lease or its successor in interest, at the time referred to.

II. Superior Mortgage:  Any Mortgage to which this Lease is, at the time referred to, subject and subordinate.

JJ. Superior Mortgagee:  The Mortgagee of a Superior Mortgage at the time referred to.

KK. Tenant’s Fraction:  The Tenant’s Fraction shall mean the fraction, the numerator of which shall be the Floor Space of the Demised Premises and the denominator of which shall be the Floor Space of the Building (predicated on Demised Premises consisting of 245,200 square feet of Floor Space, Tenant’s Fraction is 86.8%). If the size of the Demised Premises or the Building shall be changed from the initial size thereof, due to any taking, any construction or alteration work or otherwise, the Tenant’s Fraction shall be changed to the fraction, the numerator of which shall be the Floor Space of the Demised Premises and the denominator of which shall be the Floor Space of the Building. In the event Landlord determines that Tenant’s utilization of any item of Operating Expenses exceeds the fraction referred to above, Tenant’s Fraction with respect to such item shall, at Landlord’s option, mean the percentage of any such item (but not less than the fraction referred to above) which Landlord reasonably estimates as Tenant’s proportionate share thereof. Notwithstanding anything herein contained to the contrary, to the extent Tenant is utilizing the entirety of the parking areas and/or parking decks allocated to the Building, Tenant’s Fraction with respect to the Parking Charges shall be 100%.

LL. Tenant’s Property:  As defined in Section 16.02.

MM. Tenant’s Work:  The facilities, materials and work which may be undertaken by or for the account of Tenant (other than the Landlord’s Work) to equip, decorate and furnish the Demised Premises for Tenant’s occupancy.

NN. Term:  The period commencing on the Commencement Date and ending at 11:59 p.m. of the Expiration Date, but in any event the Term shall end on the date when this Lease is earlier terminated.

OO. Unavoidable Delays:  A delay arising from or as a result of a strike, lockout, or labor difficulty, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other catastrophe, Legal Requirement or an act of the other party and any cause beyond the reasonable control of that party, provided that the party asserting such Unavoidable Delay has exercised its best efforts to minimize such delay.

ARTICLE 2 - DEMISE AND TERM

2.01. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises, for the Term. This Lease is subject to (a) any and all existing encumbrances, conditions, rights, covenants, easements, restrictions and rights of way, of record, and other matters of record, applicable zoning and building laws, regulations and codes, and such matters as may be disclosed by an inspection or survey, and (b) easements now or hereafter created by Landlord in, under, over, across and upon the Land for sewer, water, electric, gas and other utility lines and services now or hereafter installed; provided, however, Landlord represents to Tenant that the Demised Premises may be used and occupied for the Permitted Uses contemplated herein.

ARTICLE 3 - RENT

3.01. Tenant shall pay the Fixed Rent in equal monthly installments in advance on the first day of each and every calendar month during the Term. If the Commencement Date occurs on a day other than the first day of a calendar month, the Fixed Rent for the partial calendar month at the commencement of the Term shall be prorated.

3.02. The Rent shall be paid in lawful money of the United States to Landlord at its office, or such other place, or Landlord’s agent, as Landlord shall designate by notice to Tenant. Tenant shall pay the Rent promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease. If Tenant makes any payment to Landlord by check, same shall be by check of Tenant and Landlord shall not be required to accept the check of any other Person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease.

3.03. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

3.04. If Tenant is in arrears in payment of Rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items to which any such payments shall be credited.

3.05. In the event that any installment of Rent due hereunder shall be overdue for five (5) days or more, a “Late Charge” equal to four percent (4%) or the maximum rate permitted by law, whichever is less for Rent so overdue may be charged by Landlord for each month or part thereof that the same remains overdue (“Late Payment Rate”).  In the event that any check tendered by Tenant to Landlord is returned for insufficient funds, Tenant shall pay to Landlord, in addition to the charge imposed by the preceding sentence, a fee of $50.00. Any such Late Charges if not previously paid shall, at the option of the Landlord, be added to and become part of the next succeeding Rent payment to be made hereunder. Notwithstanding anything herein contained to the contrary, as to the original named Tenant and any Permitted Assignee(s) (as that term is defined in Article 11.02 hereinbelow), the Late Charge shall be waived once per Calendar Year provided payment is received by Landlord within ten (10) days of its due date.

ARTICLE 4 - USE OF DEMISED PREMISES

4.01. Tenant shall use and occupy the Demised Premises for the Permitted Uses, and Tenant shall not use or permit or suffer the use of the Demised Premises or any part thereof for any other purpose.

4.02. If any governmental license or permit, including a certificate of occupancy or certificate of continued occupancy (a “Certificate of Occupancy”) shall be required for the proper and lawful conduct of Tenant’s business in the Demised Premises or any part thereof, Tenant shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Demised Premises, or do or permit anything to be done in the Demised Premises, in any manner which (a) violates the Certificate of Occupancy for the Demised Premises or for the Building; (b) causes or is liable to cause injury to the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the Legal Requirements or Insurance Requirements; (d) impairs or tends to impair the character, reputation or appearance of the Building; (e) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; or (f) annoys or inconveniences or tends to annoy or inconvenience other tenants or occupants of the Building.

4.03. Tenant shall not conduct any warehouse sale at the Demised Premises without Landlord’s prior written consent. Provided Tenant is not in default of its obligations under this Lease, Landlord agrees not to unreasonably withhold its consent to not more than three (3) warehouse sales in any consecutive twelve (12) month period. Tenant shall pay to Landlord as an Additional Charge, an amount equal to five percent (5%) of Gross Receipts (as hereinafter defined)  from any warehouse sale conducted at the Demised Premises, payable within fifteen (15) days after the warehouse sale. Tenant shall comply, at Tenant’s sole cost and expense with all Legal Requirements with respect to any warehouse sale. Any warehouse sale conducted by Tenant shall be not more than four (4) consecutive days in duration. As used herein, Gross Receipts shall mean the dollar aggregate of: (a) the actual sales price of all goods and merchandise sold, leased or licensed and the charges for all services performed by Tenant or otherwise in connection with all business conducted at such warehouse sale, whether made for cash, by check, credit or otherwise, without reserve or deduction for inability or failure to collect the same, including, without limitation, sales and services (i) where the orders therefor originate at or are accepted at or from the Demised Premises, whether delivery or performance thereof is made at or from the Demised Premises or any other place, it being understood that all sales made and orders received at or from the Demised Premises shall be deemed to have been made and completed therein even though the orders are fulfilled elsewhere or the payments of account are transferred to some other office for collection, and (ii) where the orders therefor result from solicitation off the Demised Premises but which are conducted by personnel operating from or reporting to or under the control or supervision of any person at the Demised Premises, and (b) all monies or other things of value received by Tenant from its warehouse sale at the Demised Premises including all finance charges, cost of gift or merchandise certificates and all deposits not refunded to customers.  For purposes of this paragraph, the word “Tenant” shall include any of Tenant’s subtenants, concessionaires and licensees.

ARTICLE 5 - PREPARATION OF DEMISED PREMISES

5.01.(a)  Landlord shall be obligated to build a parking structure adjacent to the Building as more particularly described in, and subject to the provisions of, Exhibit C annexed hereto.

5.01.(a)(i)  Landlord shall deliver the Demised Premises to Tenant in “AS IS” condition. Tenant shall occupy the Demised Premises upon the Commencement Date of the Lease. Except as expressly provided to the contrary in this Lease, the taking of possession by Tenant of the Demised Premises shall be conclusive evidence as against Tenant that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was taken.

5.01.(b)(i) Tenant shall be responsible for all construction and work to prepare the Demised Premises for Tenant’s occupancy at Tenant’s cost and expense. Such construction shall be in accordance with Section 39.09 of this Lease. Prior to performing any work in the Demised Premises, Tenant shall, within thirty (30) days of the date thereof submit to Landlord for approval final plans and specifications for all construction work in the Demised Premises including, but not limited to layout, mechanical, electrical and plumbing plans and finish schedules (“Plans and Specifications”). Tenant shall employ licensed architect(s) and/or engineer(s) for the preparation of the Plans and Specifications. Landlord shall notify Tenant of Landlord’s approval or disapproval of such Plans and Specifications within fifteen (15) days after receipt thereof. If Landlord disapproves, Landlord shall specify the reasons for disapproval and Tenant shall, within fifteen (15) days of receipt of notice of Landlord’s disapproval, resubmit revised Plans and Specifications that correct such items. Notwithstanding anything herein contained to the contrary, if Landlord has not responded to Tenant’s submission of the Plans and Specifications within twenty (20) business days of Landlord’s receipt thereof, Tenant’s Plans and Specifications so submitted shall be deemed approved.

(ii)           Tenant shall obtain and provide all design and architectural services necessary to perform Tenant’s Work and shall be responsible for complying with all building codes and Legal Requirements in connection with Tenant’s Work, prior to commencing any work in the Demised Premises. Tenant shall obtain a permanent certificate of occupancy of the Demised Premises for the Permitted Uses. The construction of the Demised Premises shall be performed in a first class workmanlike manner. At all times when construction of the Demised Premises is in progress and prior to the Commencement Date, Tenant shall maintain or cause to be maintained the insurance coverage required under Section 13.02.

(iii)          Tenant shall be solely responsible for the structural integrity of the improvements and for the adequacy or sufficiency of the Plans and Specifications and all the improvements depicted thereon or covered thereby, and Landlord’s consent thereto, approval thereof, or incorporation therein of any of its recommendations shall in no way diminish Tenant’s responsibility therefor or reduce or mitigate Tenant’s liability in connection therewith. Landlord shall have no obligations or liabilities by reason of this Lease in connections with the performance of construction or of the finish, decorating or installation work performed by Tenant, or on its behalf, or in connection with the contracts for the performance thereof entered into by Tenant. Any warranties extended or available to Tenant in connection with the aforesaid work shall be for the benefit also of Landlord. Tenant further agrees that once it commences construction, it shall diligently and continuously proceed with construction to completion.

5.02. Intentionally omitted.

5.03. Intentionally omitted.

5.04. Landlord reserves the right, at any time and from time to time, to increase, reduce or change the number, type, size, location, elevation, nature and use of any of the Common Areas and the Building and any other buildings and other improvements on the Land, including, without limitation, the right to move and/or remove same, provided same shall not unreasonably block or interfere with Tenant’s means of ingress or egress to and from the Demised Premises.

ARTICLE 6 - TAX AND OPERATING EXPENSE PAYMENTS

6.01. Tenant shall pay to Landlord, as hereinafter provided, Tenant’s Fraction of the Real Estate Taxes. Tenant’s Fraction of the Real Estate Taxes shall be the Real Estate Taxes in respect of the Building for the period in question, multiplied by the Tenant’s Fraction, plus the Real Estate Taxes in respect of the Land for the period in question, multiplied by the Tenant’s  Fraction. If any portion of the Building shall be exempt from all or any part of the Real Estate Taxes, then for the period of time when such exemption is in effect, the Floor Space on such exempt portion shall be excluded when making the above computations in respect of the part of the Real Estate Taxes for which such portion shall be exempt. Landlord shall estimate the annual amount of Tenant’s Fraction of the Real Estate Taxes (which estimate may be changed by Landlord at any time and from time to time), and Tenant shall pay to Landlord 1/12th of the amount so estimated on the first day of each month in advance. Tenant shall also pay to Landlord on demand from time to time the amount which, together with said monthly installments, will be sufficient in Landlord’s estimation to pay Tenant’s Fraction of any Real Estate Taxes thirty (30) days prior to the date when such Real Estate Taxes shall first become due. When the amount of any item comprising Real Estate Taxes is finally determined for a real estate fiscal tax year, Landlord shall submit to Tenant a statement in reasonable detail of the same, and the figures used for computing Tenant’s Fraction of the same, and if Tenant’s Fraction so stated is more or less than the amount theretofore paid by Tenant for such item based on Landlord’s estimate, Tenant shall pay to Landlord the deficiency within ten (10) days after submission of such statement, or Landlord shall, at its sole election, either refund to Tenant the excess or apply same to future installments of Real Estate Taxes due hereunder. Any Real Estate Taxes for a real estate fiscal tax year, a part of which is included within the Term and a part of which is not so included, shall be apportioned on the basis of the number of days in the real estate fiscal tax year included in the Term, and the real estate fiscal tax year for any improvement assessment will be deemed to be the one-year period commencing on the date when such assessment is due, except that if any improvement assessment is payable in installments, the real estate fiscal tax year for each installment will be deemed to be the one-year period commencing on the date when such installment is due. The above computations shall be made by Landlord in accordance with generally accepted accounting principles, and the Floor Space referred to will be based upon the average of the Floor Space in existence on the first day of each month during the period in question. In addition to the foregoing, Tenant shall be responsible for any increase in Real Estate Taxes attributable to assessments for improvements installed by or for the account of Tenant at the Demised Premises. If the Demised Premises are not separately assessed, the amount of any such increase shall be determined by reference to the records of the tax assessor.

6.02. Real Estate Taxes, whether or not a lien upon the Demised Premises shall be apportioned between Landlord and Tenant at the beginning and end of the Term; it being intended that Tenant shall pay only that portion of the Real Estate Taxes as is allocable to the Demised Premises for the Term.

6.03. Tenant shall pay to Landlord Tenant’s Fraction of the Operating Expenses within ten (10) days after Landlord submits to Tenant an invoice for same (which invoice shall be accompanied by back-up documentation in support of such charges).

6.04. Each such statement given by Landlord pursuant to Section 6.01 or Section 6.03 shall be conclusive and binding upon Tenant unless within sixty (60) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness of the statement, specifying the particular respects in which the statement is claimed to be incorrect. If such dispute is not settled by agreement, either party may submit the dispute to arbitration or other dispute resolution mechanism. Pending the determination of such dispute by agreement or otherwise, Tenant shall, within ten (10) days after receipt of such statement, pay the Additional Charges in accordance with Landlord’s statement, without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall forthwith pay to Tenant the amount of Tenant’s overpayment resulting from compliance with Landlord’s statement. In the event it is determined that the Tenant’s overpayment exceeds the amount Landlord should have properly billed Tenant by more than ten percent (10%), then Landlord shall pay Tenant such overpayment with interest thereon at the Late Payment Rate from the date Tenant actually paid Landlord such overpayment.

ARTICLE 7 - COMMON AREAS

7.01. Except as may be otherwise expressly provided in this Lease and so long as Tenant is not in default under this Lease beyond the applicable cure period,  Landlord will operate, manage, equip, light, repair and maintain, or cause to be operated, managed, equipped, lighted, repaired and maintained, the Common Areas for their intended purposes. Landlord reserves the right, at any time and from time to time, to construct within the Common Areas kiosks, fountains, aquariums, planters, pools and sculptures, and to install vending machines, telephone booths, benches and the like, provided same shall not block or interfere with Tenant’s means of ingress or egress to and from the Demised Premises or otherwise interfere with Tenant’s use and occupancy of the Demised Premises for the Permitted Uses.

7.02. So long as Tenant is not in default under this Lease beyond the applicable cure period, Tenant and its subtenants and concessionaires, and their respective officers, employees, agents, customers and invitees, shall have the non-exclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant such right, but subject to the Rules and Regulations, to use the Common Areas. Landlord reserves the right, at any time and from time to time, but upon reasonable prior notice to Tenant (except in the event of an emergency), to close temporarily all or any portions of the Common Areas when in Landlord’s reasonable judgment any such closing is necessary or desirable (a) to make repairs or changes or to effect construction, (b) to prevent the acquisition of public rights in such areas, (c) to discourage unauthorized parking, or (d) to protect or preserve natural persons or property. Landlord may do such other acts in and to the Common Areas as in its judgment may be desirable to improve or maintain same. Landlord agrees to exercise its rights under this Article 7.02 in such a manner so as to minimize any interference with Tenant’s means of ingress and egress to and from the Demised Premises as well as Tenant’s use and occupancy of the Demised Premises for the Permitted Uses.

7.03. Tenant agrees that it, any subtenant or licensee and their respective officers, employees, contractors and agents will park their automobiles and other vehicles only where and as permitted by Landlord.

ARTICLE 8 - SECURITY

8.01. (a) In the event Tenant deposits with Landlord any Security Deposit, the same shall be held as security for the full and faithful payment and performance by Tenant of Tenant’s obligations under this Lease. If Tenant defaults in the full and prompt payment and performance of any of its obligations under this Lease beyond any applicable notice and cure period, including, without limitation, the payment of Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of Tenant’s obligations under this Lease, including, without limitation, any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. If Landlord shall so use, apply or retain the whole or any part of the security, Tenant shall upon demand immediately deposit with Landlord a sum equal to the amount so used, applied and retained, as security as aforesaid. If Tenant shall fully and faithfully pay and perform all of Tenant’s obligations under this Lease, the Security Deposit or any balance thereof to which Tenant is entitled shall be returned or paid over to Tenant after the date on which this Lease shall expire or sooner end or terminate, and after delivery to Landlord of entire possession of the Demised Premises. In the event of any sale or leasing of the Land, Landlord shall have the right to transfer the security to which Tenant is entitled to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof; and Tenant shall look solely to the new landlord for the return or payment of the same; and the provisions hereof shall apply to every transfer or assignment made of the same to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

8.01(b). In lieu of the cash security required by this Lease, Tenant shall provide to Landlord an irrevocable transferable Letter of Credit in the amount of the Security Deposit in form and substance satisfactory to Landlord and issued by a financial institution approved by Landlord. Landlord shall have the right, upon written notice to Tenant (except that for Tenant’s non-payment of Rent or for Tenant’s failure to comply with Article 8.03, no such notice shall be required) and regardless of the exercise of any other remedy the Landlord may have by reason of a default, to draw upon said Letter of Credit to cure any default of Tenant or for any purpose authorized by section 8.01(a) of this Lease and if Landlord does so, Tenant shall, upon demand, additionally fund the Letter of Credit with the amount so drawn so that Landlord shall have the full deposit on hand at all times during the Term of the Lease and for a period of thirty (30) days’ thereafter. In the event of a sale of the Building or a lease of the Building subject to this Lease, Landlord shall have the right to transfer the security to the vendee or lessee.

8.02. The Letter of Credit shall expire not earlier than thirty (30) days after the Expiration Date of this Lease. Upon Landlord’s prior consent, the Letter of Credit may be of the type which is automatically renewed on an annual basis (Annual Renewal Date), provided however, in such event Tenant shall maintain the Letter of Credit and its renewals in full force and effect during the entire Term of this Lease (including any renewals or extensions) and for a period of thirty (30) days thereafter. The Letter of Credit will contain a provision requiring the issuer thereof to give the beneficiary (Landlord) sixty (60) days’ advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date.

8.03. In the event Tenant shall fail to deliver to Landlord a substitute irrevocable Letter of Credit, in the amount stated above, on or before thirty (30) days prior to the next Annual Renewal Date, said failure shall be deemed a default under this Lease. Landlord may, in its discretion treat this the same as a default in the payment of Rent or any other default and pursue the appropriate remedy. In addition, and not in limitation, Landlord shall be permitted to draw upon the Letter of Credit as in the case of any other default by Tenant under the Lease.

ARTICLE 9 - SUBORDINATION

9.01. (a)  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases and underlying leases of the Land and/or the Building now or hereafter existing and to all Mortgages which may now or hereafter affect the Land and/or building and/or any of such leases, whether or not such Mortgages or leases shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such Mortgages, and to all renewals, modifications, replacements and extensions of such leases and such Mortgages and spreaders and consolidations of such Mortgages. The provisions of this Section 9.01 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the Mortgagee of any such Mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.

(b) Notwithstanding anything contained herein to the contrary, this Lease shall be contingent upon Landlord obtaining for Tenant a Non-Disturbance, Subordination, and Attornment Agreement from the holder of the existing first mortgage, Thrivent Financial For Lutherans (which is the only existing mortgage encumbering the Demised Premises as of the date hereof) on the Demised Premises on such mortgagee’s standard form (the “Initial SNDA”) which Tenant shall promptly execute, acknowledge and deliver to evidence such subordination, non-disturbance and attornment. Landlord and Tenant shall cooperate in all respects with each other and such mortgagee in order to obtain the Initial SNDA in an expeditious manner, and shall provide any information reasonably required by such mortgagee. Landlord shall not be required to use anything other than reasonable efforts nor shall Landlord be required to institute any legal action or proceeding, in order to obtain said agreement. If Thrivent Financial For Lutherans fails to approve or expressly disapproves of this Lease or fails to agree or expressly refuses or declines to deliver or enter into such Initial SNDA, by the date which is forty-five (45) days from the date of full execution and delivery of this Lease, then, in such event, either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other given no later than the date which is fifty (50) days from the date of full execution and deliver of this Lease. In the event that this Lease is terminated in accordance with the foregoing, the Security Deposit shall be promptly returned to Tenant, and the rights and obligations of each party hereunder and this Lease shall be deemed null and void and without force and effect. In the event Tenant fails to exercise its right to cancel this Lease in accordance with the foregoing, Tenant’s right to cancel shall be deemed null and void. Landlord shall not be obligated to commence any Landlord’s Work until the contingencies set forth in this Paragraph 9.01 have been fully satisfied or waived. This Lease shall be subordinate to future ground leases or mortgages only on the condition that Landlord shall obtain from any such future mortgagee and/or ground lessor a subordination, non-disturbance and attornment agreement with respect to this Lease on such mortgagee’s standard form. In the event Tenant exercises Tenant’s right to terminate this Lease in accordance with this Article 9.01(b), then the Lease Termination Agreements executed by and between Landlord’s Affiliate, Hartz Mountain Associates and Tenant with respect to the 900 Secaucus Road Lease and the 915 Secaucus Road Lease shall be rescinded and rendered null and void and the 900 Secaucus Lease and the 915 Secaucus Road Lease shall be deemed in full force and effect. The parties shall execute such documentation as is reasonably necessary to memorialize the validity of the 900 Secaucus Road Lease and the 915 Secaucus Road Lease upon request of either party.

9.02. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

9.03. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; (c) be liable for the return of any Security Deposit, in whole or in part, to the extent that same is not paid over to the Successor Landlord; or (d) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Fixed Rent or Additional Charges, unless such modification or prepayment shall have been expressly approved in writing by the Superior Lessor of the Superior Lease or the Mortgagee of the Superior Mortgage through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

9.04. If any then present or prospective Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall request, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights under this Lease.

ARTICLE 10 - QUIET ENJOYMENT

10.01. So long as Tenant pays all of the Rent and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to Superior Leases and Superior Mortgages.

ARTICLE 11 - ASSIGNMENT, SUBLETTING AND MORTGAGING

11.01. Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise, (a) assign or otherwise transfer this Lease, or offer or advertise to do so, (b) sublet the Demised Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant, or (c) mortgage, pledge, encumber or otherwise hypothecate this Lease in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord.

Landlord agrees not to unreasonably withhold its consent to the subletting of the Demised Premises or an assignment of this Lease. In determining reasonableness, Landlord may take into consideration all relevant factors surrounding the proposed sublease and assignment, including, without limitation, the following: (i) The business reputation of the proposed assignee or subtenant and its officers or directors in relation to the other tenants or occupants of the Building or Development; (ii) the nature of the business and the proposed use of the Demised Premises by the proposed assignee or subtenant in relation to the other tenants or occupants of the Building or Development; (iii) whether the proposed assignee or subtenant  is then a tenant (or subsidiary, affiliate or parent of a tenant) of other space in the Building or Development, or any other property owned or managed by Landlord or its affiliates; (iv) the financial condition of the proposed assignee or subtenant; (v) restrictions, if any, contained in leases or other agreements affecting the Building and the Development; (vi) the effect that the proposed assignee’s or subtenant’s occupancy or use of the Demised Premises would have upon the operation and maintenance of the Building and the Development; (vii) the extent to which the proposed assignee or subtenant and Tenant provide Landlord with assurances reasonably satisfactory to Landlord as to the satisfaction of

Tenant’s obligations hereunder. In any event, at no time shall there be more than two (2) subtenants of the Demised Premises permitted.

11.02. If at any time (a) the original Tenant named herein, (b) the then Tenant, (c) any Guarantor, or (d) any Person owning a majority of the voting stock of, or directly or indirectly controlling, the then Tenant shall be a corporation or partnership, any transfer of voting stock or partnership interest resulting in the person(s) who shall have owned a majority of such corporation’s shares of voting stock or the general partners’ interest in such partnership, as the case may be, immediately before such transfer, ceasing to own a majority of such shares of voting stock or general partner’s interest, as the case may be, except as the result of transfers by inheritance, shall be deemed to be an assignment of this Lease as to which Landlord’s consent shall have been required, and in any such event Tenant shall notify Landlord. The provisions of this Section 11.02 shall not be applicable to any corporation all the outstanding voting stock of which is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the over-the-counter market with quotations reported by the National Association of Securities Dealers through its automated system for reporting quotations and shall not apply to transactions with a corporation into or with which the then Tenant is merged or consolidated or to which substantially all of the then Tenant’s assets are transferred or to any corporation which controls or is controlled by the then Tenant or is under common control with the then Tenant, provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of the original Tenant on the date of this Lease, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction (the entities referenced in this preceding sentence shall sometimes be referred to collectively as “Permitted Assignees” and individually as a “Permitted Assignee”). For the purposes of this Section, the words “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation. Landlord shall have the right at any time and from time to time during the Term to inspect the stock record books of the corporation to which the provisions of this Section 11.02 apply, and Tenant will produce the same on request of Landlord.

11.03. If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 11.01 or Section 11.02, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to any assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 11. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall be construed as including also licensees and others claiming under or through Tenant, immediately or remotely.

11.04. Any permitted assignment or transfer, whether made with Landlord’s consent pursuant to Section 11.01 or without Landlord’s consent if permitted by Section 11.02, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume Tenant’s obligations under this Lease and whereby the assignee shall agree that all of the provisions in this Article 11 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect to all future assignments and transfers. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, the original Tenant and any other person(s) who at any time was or were Tenant shall remain fully liable for the payment of the Rent and for Tenant’s other obligations under this Lease.

11.05. The liability of the original named Tenant and any other Person(s) (including but not limited to any Guarantor) who at any time are or become responsible for Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord extending the time of, or modifying any of the terms or obligations under this Lease, or by any waiver or failure of Landlord to enforce, any of this Lease.

11.06. The listing of any name other than that of Tenant, whether on the doors of the Demised Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Demised Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Demised Premises or to the use or occupancy thereof by others. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the absolute right to withhold its consent to an assignment or subletting to a Person who is otherwise a tenant or occupant of the Building, or of a building owned or managed by Landlord or its affiliated entities.

11.07. Without limiting any of the provisions of Article 27, if pursuant to the Federal Bankruptcy Code (or any similar law hereafter enacted having the same general purpose), Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1) year’s Fixed Rent plus an amount equal to the Additional Charges for the Calendar Year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Article 8. Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be obligated to entertain or consider any request by Tenant to consent to any proposed assignment of this Lease or sublet of all or any part of the Demised Premises unless each request by Tenant is accompanied by a non-refundable fee payable to Landlord in the amount of One Thousand Dollars ($1,000.00) to cover Landlord’s administrative, legal, and other costs and expenses incurred in processing each of Tenant’s requests. Neither Tenant’s payment nor Landlord’s acceptance of the foregoing fee shall be construed to impose any obligation whatsoever upon Landlord to consent to Tenant’s request.

ARTICLE 12 - COMPLIANCE WITH LAWS

12.01. Tenant shall comply with all Legal Requirements which shall, in respect of the Demised Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Demised Premises, impose any violation, order or duty on Landlord or Tenant; and Tenant shall pay all the costs, expenses, fines, penalties and damages which may be imposed upon Landlord or any Superior Lessor by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 12.01. However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Demised Premises, in accordance with Section 12.02. Landlord represents that it has received no notice of any violation of any applicable Legal Requirement affecting the Demised Premises, and that to the best of Landlord’s knowledge and belief, exclusive of compliance matters required as a result of Landlord’s Work or Tenant’s Work, the Demised Premises are presently in compliance with all applicable Legal Requirements.

12.02. Tenant may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Demised Premises, of any Legal Requirement, provided that (a)/ Landlord shall not be subject to criminal penalty or to prosecution for a crime or offense, and neither the Demised Premises nor any part thereof shall be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord either (i) the bond of a surety company satisfactory to Landlord, which bond shall be, as to its provisions and form, satisfactory to Landlord, and shall be in an amount at least equal to 125% of the cost of such compliance (as estimated by a reputable contractor designated by Landlord) and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance, or (ii) other security in place of such bond satisfactory to Landlord;  (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord advised as to the status of such  proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime or offense if Landlord, or its  managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime or offense of any kind or degree whatsoever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not file any Real Estate Tax Appeal with respect to the Land, Building or the Demised Premises.

ARTICLE 13 - INSURANCE AND INDEMNITY

13.01. Landlord shall maintain or cause to be maintained All Risk insurance in respect of the Building and other improvements on the Land normally covered by such insurance (except for the property Tenant is required to cover with insurance under Section 13.02 and similar property of other tenants and occupants of the Building or buildings and other improvements which are on land neither owned by nor leased to Landlord) for the benefit of Landlord, any Superior Lessors, any Superior Mortgagees and any other parties Landlord may at any time and from time to time designate, as their interests may appear, but not for the benefit of Tenant, and shall maintain rent insurance as required by any Superior Lessor or any Superior Mortgagee. The All Risk insurance will be in the amounts required by any Superior Lessor or any Superior Mortgagee but not less than the amount sufficient to avoid the effect of the co-insurance provisions of the applicable policy or policies. Landlord may also maintain any other forms and types of insurance which Landlord shall deem reasonable in respect of the Building and Land. Landlord shall have the right to provide any insurance maintained or caused to be maintained by it under blanket policies.

13.02. Tenant shall maintain the following insurance:  (a) commercial general liability insurance in respect of the Demised Premises and the conduct and operation of business therein, having a limit of liability not less than a $5,000,000. per occurrence for bodily injury or property damage. coverage to include but not be limited to  premises/operations, completed operations, contractual liability and product liability,  (b) automobile liability insurance covering all owned, hired and non-owned vehicles used by the Tenant  in connection with the premises  and any loading or unloading of such vehicles, with a limit of liability not less than $2,000,000 per accident and (c) worker’s compensation and  employers liability insurance as required by statutes, but in any event not less than $500,000. for Employers Liability; (d) All Risk insurance in respect of loss or damage to Tenant’s stock in trade, fixtures, furniture, furnishings, removable floor coverings, equipment, signs and all other property of Tenant in the Demised Premises in an amount equal to the full replacement value thereof as same might increase from time to time or such higher amount as either may be required by the holder of any fee mortgage, or is necessary to prevent Landlord and/or Tenant from becoming a co-insurer.  Such insurance shall include coverage for property of others in the care, custody and control of Tenant in amounts sufficient to cover the replacement value of such property, to the extent of Tenant’s liability therefor; and (e)  such other insurance as Landlord may reasonably require. Landlord may at any time and from time to time require that the limits for the general liability insurance to be maintained by Tenant be increased to the limits that new tenants in the Building are required by Landlord to maintain. Tenant shall deliver to Landlord and any additional insured(s) certificates for such fully paid-for policies upon execution hereof. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insured(s) certificates therefor at least thirty (30) days before the expiration of any existing policy. All such policies shall be issued by companies acceptable to Landlord, having a Bests Rating of not less than A, Class VII (or an equivalent S&P rating if requested by Landlord), and licensed to do business in New Jersey, and all such policies shall contain a provision whereby the same cannot be canceled unless Landlord and any additional insured(s) are given at least thirty (30) days’ prior written notice of such cancellation. The policies and certificates of insurance (such certificates to be on Acord form 27 or its equivalent) to be delivered to Landlord by Tenant pursuant to this Section 13.02 (other than workers compensation insurance) shall name Landlord as an additional insured and, at Landlord’s request, shall also name any Superior Lessors or Superior Mortgagees as additional insureds, and the following phrase must be typed on the certificate of insurance: “Hartz Mountain Industries, Inc., and its respective subsidiaries, affiliates, associates, joint ventures, and partnerships, and  (if Landlord has so requested) Superior Lessors and Superior Mortgagees are hereby named as additional insureds as their interests may appear. It is intended for this insurance to be primary and non-contributing.”  Tenant shall give Landlord at least thirty (30) days’ prior written notice that any such policy is being canceled or replaced. Tenant’s obligation to carry the insurance provided for herein may be brought within the coverage of a so-called “blanket” policy of insurance carried and maintained by Tenant; provided, however, that (i) certificates of insurance (on Acord form 27 or the equivalent) for such insurance are delivered to Landlord and that Landlord shall be named as an additional insured thereunder, as its interests may appear as more particularly required above, (ii) the coverage afforded Landlord shall not be reduced or diminished by reason of the use of such blanket policy of insurance, (iii) the requirements set forth herein are otherwise satisfied, (iv) such blanket policy shall reference the Demised Premises and guarantee a minimum limit available for the Demised Premises equal to the insurance amounts required in this Lease, and (v) Tenant agrees to make available to Landlord, at all reasonable times, the original policies of insurance.

13.03. Tenant shall not do, permit or suffer to be done any act, matter, thing or failure to act in respect of the Demised Premises or use or occupy the Demised Premises or conduct or operate Tenant’s business in any manner objectionable to any insurance company or companies whereby the fire insurance or any other insurance then in effect in respect of the Land and Building or any part thereof shall become void or suspended or whereby any premiums in respect of insurance maintained by Landlord shall be higher than those which would normally have been in effect for the occupancy contemplated under the Permitted Uses. In case of a breach of the provisions of this Section 13.03, in addition to all other rights and remedies of Landlord hereunder, Tenant shall (a) indemnify Landlord and the Superior Lessors and hold Landlord and the Superior Lessors harmless from and against any loss which would have been covered by insurance which shall have become void or suspended because of such breach by Tenant and (b) pay to Landlord any and all increases of premiums on any insurance, including, without limitation, rent insurance, resulting from any such breach.

13.04. Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Demised Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord) in the Demised Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Demised Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, joint venturers, directors, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (unless caused solely by Landlord’s negligence) occurring in the Demised Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and expenses. In case any action or proceeding is brought against Landlord and/or any Superior Lessor and/or its or their partners, joint venturers, directors, officers, agents and/or employees in connection with conduct or management of the Demised Premises or by reason of any claim referred to above, Tenant, upon notice from Landlord or such Superior Lessor, shall, at Tenant’s cost and expense, resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord.

13.05. Neither party shall be liable or responsible for, and each party hereby releases the other from, all liability and responsibility to the other and any person claiming by, through or under such party, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Demised Premises or to the other’s business covered by insurance carried or required to be carried hereunder irrespective of the cause of such injury, loss or damage, and each party shall require its insurers to include in all of such party’s insurance policies which could give rise to a right of subrogation  a clause or endorsement whereby the insurer waives any rights of subrogation against the other or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.

ARTICLE 14 - RULES AND REGULATIONS

14.01. Tenant and its employees and agents shall faithfully observe and comply with the Rules and Regulations and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant, which in Landlord’s judgment, shall be necessary for the reputation, safety, care or appearance of the Land and Building, or the preservation of good order therein, or the operation or maintenance of the Building or its equipment and fixtures, or the Common Areas, and which do not unreasonably affect the conduct of Tenant’s business in the Demised Premises; provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations against any other tenant or any employees or agents of any other tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or its employees, agents, invitees or licensees.

ARTICLE 15 - ALTERATIONS AND SIGNS

15.01. Tenant shall not make any alterations or additions to the Demised Premises, or make any holes or cuts in the walls, ceilings, roofs, or floors thereof, or change the exterior color or architectural treatment of the Demised Premises, without on each occasion first obtaining the consent of Landlord, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything contained in the previous sentence to the contrary, Landlord’s consent shall not be required for any non-structural interior alteration which does not affect (i) the structure of the Building, or (ii) the mechanical systems serving the Building, or (iii) the functional utility of the Building for the Permitted Uses (“Permitted Alterations”), provided, however, Tenant agrees to provide Landlord with written notice of any Permitted Alteration exceeding $50,000.  Tenant shall submit to Landlord plans and specifications for such work at the time Landlord’s consent is sought. In the event Landlord does not respond to Tenant’s submission within fifteen (15) business days of Landlord’s receipt of said plans and specifications, the plans and specifications, as submitted by Tenant, shall be deemed approved. Tenant shall pay to Landlord upon demand the reasonable cost and expense of Landlord in (a) reviewing said plans and specifications and (b) inspecting the alterations to determine whether the same are being performed in accordance with the approved plans and specifications and all Legal Requirements and Insurance Requirements, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. Before proceeding with any permitted alteration which will cost more than $100,000 (exclusive of the costs of decorating work, items constituting Tenant’s Property, and the “initial” Tenant’s Work), as estimated by a reputable contractor reasonably approved by Landlord, Tenant shall obtain and deliver to Landlord either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New Jersey), each in an amount equal to 125% of such estimated cost and in form satisfactory to Landlord, or (ii) such other security as shall be satisfactory to Landlord. Tenant shall fully and promptly comply with and observe the Rules and Regulations then in force in respect of the making of alterations. Any review or approval by Landlord of any plans and/or specifications with respect to any alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant in respect of the adequacy, correctness or efficiency thereof or otherwise.

15.02. Tenant shall obtain all necessary governmental permits and certificates for the commencement and prosecution of permitted alterations and for final approval thereof upon completion, and shall cause alterations to be performed in compliance therewith and with all applicable Legal Requirements and Insurance Requirements. Alterations shall be diligently performed in a good and workmanlike manner, using new or like-new materials and equipment at least equal in quality and class to the better of (a) the original installations of the Building, or (b) the then standards for the Building established by Landlord. Alterations, including, but not limited to alterations in or to the mechanical, electrical, sanitary, heating, ventilating, air conditioning or other systems of the Building, shall be performed by contractors first reasonably approved by Landlord. Alterations shall be made in such manner as not to unreasonably interfere with or delay and as not to impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; and if any such additional expense shall be incurred by Landlord as a result of Tenant’s making of any alterations, Tenant shall pay any such additional expense upon demand. Throughout the making of alterations, Tenant shall carry, or cause to be carried, worker’s compensation insurance in statutory limits and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its managing agent and any Superior Lessor whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of alterations and, on request, at reasonable intervals thereafter during the making of alterations.

15.03. Tenant shall not place any signs on the roof, exterior walls or grounds of the Demised Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In placing any signs on or about the Demised Premises, Tenant shall, at its expense, comply with all applicable Legal Requirements and obtain all required permits and/or licenses.

15.04. In connection with the making of any alteration, Landlord shall, upon request of Tenant, advise Tenant at the time consent to any alteration is requested, whether Landlord will require that the subject alteration be removed from the Demised Premises and the Demised Premises restored to their original condition.

ARTICLE 16 - LANDLORD’S AND TENANT’S PROPERTY

16.01. All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed to be the property of Landlord and shall not be removed by Tenant, except as provided in Section 16.02. Further, any carpeting or other personal property in the Demised Premises on the Commencement Date, unless installed and paid for by Tenant, shall be and shall remain Landlord’s property and shall not be removed by Tenant.

16.02. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building and all furniture, furnishings, and other movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of the Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises, the Building or the Common Areas resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered as the Tenant’s Property and shall be deemed the property of Landlord.

16.03. At or before the Expiration Date or the date of any earlier termination of this Lease, or within fifteen (15) days after such an earlier termination date, Tenant shall remove from the Demised Premises all of the Tenant’s Property (except such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord if not removed), and Tenant shall repair any damage to the Demised Premises, the Building and the Common Areas resulting from any installation and/or removal of the Tenant’s Property. Any items of the Tenant’s Property which shall remain in the Demised Premises after the Expiration Date or after a period of fifteen (15) days following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine at Tenant’s expense.

16.04. At or before the Expiration Date or the date of any earlier termination of this Lease, or within fifteen (15) days after such an earlier termination date, Tenant shall, at Tenant’s sole cost and expense, remove from the Demised Premises such rack system as may be installed in the Demised Premises and Tenant shall repair any damage to the Demised Premises, the Building and the Common Areas resulting from any installation and/or removal thereof; provided, however, that at Landlord’s option, upon written notice from Landlord, Tenant shall not remove such rack system, in which event such rack system shall remain on the Demised Premises and shall not be Tenant’s Property. Such removal, if any, shall be in accordance with the following procedures, unless Landlord shall advise Tenant to the contrary by written notice to Tenant:

Core a hole centered over the anchor bolt with a core bit 1.5 times larger than the bolt to be removed, but in no event smaller than 1” in diameter.

Core hole shall be drilled to a depth equal to the bolt depth, but not less than 2” deep. Remove the cored concrete with the anchor bolt from the hole. Clean all concrete slurry and debris from area to be patched.

Fill the cored hole with a polymer-modified non-shrink mortar, specifically SikaTop 122 or Master Builders Ceilcote 648 CP, or equivalent, and finish to match surrounding concrete surface.

ARTICLE 17 - REPAIRS AND MAINTENANCE

17.01. Tenant shall, throughout the Term, take good care of the Demised Premises, the fixtures and appurtenances therein, and shall not do, suffer, or permit any waste with respect thereto. Tenant shall keep and maintain the Demised Premises including without limitation all building equipment, windows, doors, loading bay doors and shelters, plumbing and electrical systems, heating, ventilating and air conditioning (“HVAC”) systems (whether located in the interior of the Demised Premises or on the exterior of the Building) in a clean and orderly condition. Tenant shall, at Landlord’s option, keep and maintain in a clean and orderly condition all HVAC systems and any other mechanical or other systems exclusively serving the Demised Premises which are located in whole or in part outside of the Demised Premises (it being understood and agreed that if Landlord shall elect to keep and maintain said systems, then the cost of same shall be included in Operating Expenses). Tenant shall keep and maintain all exterior components of any windows, doors, loading bay doors and shelters serving the Demised Premises in a clean and orderly condition. The phrase “keep and maintain” as used herein includes repairs, replacement and/or restoration as appropriate. Tenant shall not permit or suffer any over-loading of the floors of the Demised Premises. Tenant shall be responsible for all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, in and to the Demised Premises, and the Building (including the facilities and systems thereof) and the Common Areas the need for which arises out of (a) the performance or existence of the Tenant’s Work or alterations, (b) the installation, use or operation of the Tenant’s Property in the Demised Premises, (c) the moving of the Tenant’s Property in or out of the Building, or (d) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Upon request by Landlord, Tenant shall furnish Landlord with true and complete copies of maintenance contracts and with copies of all invoices for work performed, confirming Tenant’s compliance with its obligations under this Article. In the event Tenant fails to furnish such copies, Landlord shall have the right, at Tenant’s cost and expense, to conduct such inspections or surveys as may be required to determine whether or not Tenant is in compliance with this Article and to have any work required of Tenant performed at Tenant’s cost and expense. Tenant shall promptly replace all scratched, damaged or broken doors and glass in and about the Demised Premises and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Demised Premises and for the repair and maintenance of all sanitary and electrical fixtures and equipment therein. The Tenant shall also arrange for its own cleaning services and rubbish removal. Tenant shall promptly make all repairs in or to the Demised Premises for which Tenant is responsible, and any repairs required to be made by Tenant to the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other systems of the Building shall be performed only by contractor(s) reasonably approved by Landlord. Any other repairs in or to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense.

17.02. So long as Tenant is not in default of this Lease, and provided same is not the result of the act, omission, or negligence of the Tenant, or its agents, representatives or contractors, Landlord shall be responsible to make all necessary structural repairs to the Demised Premises at Landlord’s sole cost and expense. “Structural repairs,” as that term is used in this Article 17.02, shall be expressly limited to repairs to the Building’s pilings, foundations, structural steel, and load bearing members as well as the structure supporting the roof membrane (but not the roof membrane itself). In the event any structural repair is necessitated by the acts, omissions, or negligence of Tenant, or its agents, representatives or contractors, then Landlord shall make such repairs at Tenant’s sole cost and expense. Landlord shall perform normal repairs and maintenance to the roof membrane, the cost of which shall be included in Operating Expenses, provided, however, if, in Landlord’s sole but commercially reasonable discretion, Landlord determines that the roof membrane requires replacement at any time during the Term of the Lease (which shall include, for the purposes of this Article 17.02, the period of any option exercised by Tenant pursuant to Article R2. hereinbelow), Landlord shall be responsible for the cost of such roof replacement the first time during the Term the roof membrane is so replaced. Thereafter, the cost of any replacement of the roof membrane shall be included in the Operating Expenses.

17.03. Tenant shall not permit or suffer the overloading of the floors of the Demised Premises beyond 250 pounds per square foot as relates to the warehouse floor, or lesser amount (100 pounds per square foot) as may be applicable to the second floor and mezzanine area.

17.04. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s doing any repairs, maintenance, or changes which Landlord is required or permitted by this Lease, or required by Law, to make in or to any portion of the Building.

17.05. Notwithstanding anything herein contained to the contrary, Tenant shall be responsible, at Tenant’s cost and expense, for the repair (including necessary replacements) and maintenance of the Parking Garage to be constructed by Landlord (or Tenant, as the case may be) pursuant to Exhibit C to this Lease.

17.06. Landlord agrees to provide Tenant with the cost benefits of any applicable warranty of the roof membrane, to the extent same are so available.

ARTICLE 18 - UTILITY CHARGES

18.01. Tenant shall pay all charges for gas, water, sewer, electricity, heat or other utility or service supplied to the Demised Premises as measured by meters relating to Tenant’s use, and any cost of repair, maintenance, replacement, and reading of any meters measuring Tenant’s consumption thereof. If any utilities or services are not separately metered or assessed or are only partially separately metered or assessed and are used in common with other tenants or occupants of the Building, Tenant shall pay to Landlord on demand Tenant’s proportionate share of such charges for utilities and/or services, which shall be such charges multiplied by a fraction the numerator of which shall be the Floor Space in the Demised Premises and the denominator of which shall be the Floor Space of all tenants and occupants of the Building using such utilities and/or services. In the event Landlord determines that Tenant’s utilization of any such service exceeds the fraction referred to above, Tenant’s proportionate share with respect to such service shall, at Landlord’s option, mean the percentage of any such service (but not less than the fraction referred to above) which Landlord reasonably estimates as Tenant’s utilization thereof. Tenant expressly agrees that Landlord shall not be responsible for the failure of supply to Tenant of any of the aforesaid, or any other utility service. Landlord shall not be responsible for any public or private telephone service to be installed in the space, particularly conduit, if required. If Landlord, or its designee is permitted by law to provide electric energy to the Demised Premises by re-registering meters or otherwise and to collect any charges for electric energy, Landlord or its designee shall have the exclusive right to do so, in which event Tenant shall pay to Landlord or its designee upon receipt of bills therefor charges for electric energy provided the rates for such electric energy shall not be more than the rates Tenant would be charged for electric energy if furnished directly to Tenant by the public utility which would otherwise have furnished electric energy.

18.02. Tenant’s use of electric energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Demised Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building’s electric service, Tenant shall not, without Landlord’s prior consent in each instance (which shall not be unreasonably withheld), connect any fixtures, appliances or equipment to the Building’s electric distribution system or make any alteration or addition to the electric system of the Demised Premises existing on the Commencement Date. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the reasonable cost thereof shall be paid by Tenant to Landlord on demand.

18.03. At Landlord’s option, Landlord or Landlord’s designee shall have the exclusive right, but not the obligation, to install or cause to be installed solar panels or other energy generating equipment on the Building (including but not limited to the roof thereof) for purposes of furnishing in whole or in part electric energy to the Building (herein an “Energy System”). Tenant shall provide Landlord or its designee with access to the Demised Premises for the installation, maintenance and repair of such Energy System as Landlord or its designee may require, provided, however, Landlord agrees to exercise its rights under this Article 18.03 in such a manner so as to minimize any interference with Tenant’s means of ingress and egress to and from the Demised Premises as well as Tenant’s use and occupancy of the Demised Premises for the Permitted Uses.  If installed, such Energy System shall (either itself or together with such service provided by a public utility provider) meet the minimum service provided to the Building immediately prior to the installation of such Energy System. In the event Landlord elects to install or cause such Energy System to be installed, Tenant shall purchase electric energy for the Demised Premises from Landlord or its designee and Tenant shall pay the charges established by Landlord or its designee for such service from time to time, but not in excess of the rates payable by Tenant from a third party public utility provider having service available to the Building. Landlord also reserves the right to discontinue furnishing electric energy at any time whether or not Tenant is in default of this Lease upon not less than thirty (30) days’ notice to Tenant.

ARTICLE 19 - ACCESS, CHANGES AND NAME

19.01. Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Demised Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities and the use thereof, as well as access thereto through the Demised Premises for the purpose of operating, maintenance, decoration and repair, are reserved to Landlord. Landlord also reserves the right, to install, erect, use and maintain pipes, ducts and conduits in and through the Demised Premises, provided such are (i) properly enclosed, (ii) do not interfere with Tenant’s use and occupancy of the Demised Premises for the Permitted Uses, and (iii) do not reduce the useable floor area of the Demised Premises.

19.02. Landlord and its agents shall have the right to enter and/or pass through the Demised Premises at any time or times upon reasonable prior notice to Tenant (except in the event of an emergency when the circumstances shall dictate the nature and extent of notice) (a) to examine the Demised Premises and to show them to actual and prospective Superior Lessors, Superior Mortgagees, or prospective purchasers of the Building, and (b) to make such repairs, alterations, additions and improvements in or to the Demised Premises and/or in or to the Building or its facilities and equipment as Landlord is required or desires to make. Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s obligations hereunder. During the period of twelve (12) months prior to the Expiration Date, Landlord and its agents may exhibit the Demised Premises to prospective tenants.

19.03. If at any time any windows of the Demised Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building, or if any part of the Building or the Common Areas, other than the Demised Premises, is temporarily or permanently closed or inoperable, the same shall not be deemed a constructive eviction and shall not result in any reduction or diminution of Tenant’s obligations under this Lease.

19.04. Intentionally omitted.

19.05. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof as Landlord shall deem necessary or desirable provided the same do not materially interfere with Tenant’s means of ingress and egress to and from the Demised Premises or Tenant’s use and occupancy of the Demised Premises for the Permitted Uses.

19.06. Landlord may adopt any name for the Building. Landlord reserves the right to change the name and/or address of the Building at any time upon notice to Tenant.

ARTICLE 20 - MECHANICS’ LIENS AND OTHER LIENS

20.01. Nothing contained in this Lease shall be construed to imply any consent of Landlord to subject Landlord’s interest or estate to any liability under any mechanic’s, construction or other lien law. If any lien or any Notice of Intention (to file a lien), Lis Pendens, or Notice of Unpaid Balance and Right to File Lien is filed against the Land, the Building, or any part thereof, or the Demised Premises, or any part thereof, for any work, labor, services or materials claimed to have been performed or furnished for or on behalf of Tenant, or anyone holding any part of the Demised Premises through or under Tenant, Tenant shall cause the same to be canceled and discharged of record by payment, bond or order of a court of competent jurisdiction within fifteen (15) days after notice by Landlord to Tenant.

ARTICLE 21 - NON-LIABILITY AND INDEMNIFICATION

21.01. Neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable to Tenant for any loss, injury or damage to Tenant or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Land or Building without contributory negligence on the part of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors. Further, neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable (a) for any such damage caused by other tenants or Persons in, upon or about the Land or Building, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Demised Premises or any equipment or facilities therein by Tenant or any Person claiming through or under Tenant.

21.02. Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Demised Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord) in the Demised Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Demised Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, joint venturers, directors, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (unless caused solely by Landlord’s negligence) occurring in the Demised Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and expenses. In case of any action or proceeding is brought against Landlord and/or any Superior Lessor and/or its or their partners, joint venturers, directors, officers, agents and/or employees by reason of any such claim, Tenant, upon notice from Landlord or such Superior Lessor, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord).

21.03. Landlord shall indemnify and hold harmless Tenant and its partners, joint venturers, directors, officers, agents, representatives, servants and employees from and against any and all claims arising from or in connection with (a) the conduct and management of the Common Areas or any work or thing whatsoever done or any condition created in the Common Areas unless caused by Tenant’s negligence or willful act or the negligence or willful act of Tenant’s agents, representatives, employees, or contractors; (b) any willful act or negligence of Landlord; and (c) any breach or default by Landlord in full and prompt payment and performance of Landlord’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant (provided that counsel provided by Landlord’s insurance carrier shall be deemed reasonably satisfactory to Tenant).

21.04. Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Land and Building (or the proceeds received by Landlord on a sale of such estate and property but not the proceeds of any financing or refinancing thereof) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises or the Common Areas, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises or the Common Areas shall be limited to such estate and property of Landlord (or sale proceeds). No other properties or assets of Landlord or any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgement (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of, or in connection with, this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises or the Common Areas and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys. Tenant hereby waives the right of specific performance and any other remedy allowed in equity if specific performance or such other remedy could result in any liability of Landlord for the payment of money to Tenant, or to any court or governmental authority (by way of fines or otherwise) for Landlord’s failure or refusal to observe a judicial decree or determination, or to any third party.

ARTICLE 22 - DAMAGE OR DESTRUCTION

22.01. If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 22 hereinafter provided), Landlord shall repair the damage and restore and rebuild the Building and/or the Demised Premises (except for the Tenant’s Property) with reasonable dispatch after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage.

22.02. Subject to the provisions of Section 22.05, if all or part of the Demised Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Rent shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises (to the extent of rent insurance proceeds received by the Landlord) for the period from the date of the damage or destruction to (a) the date the damage to the Demised Premises shall be substantially repaired, or (b) if the Building and not the Demised Premises is so damaged or destroyed, the date on which the Demised Premises shall be made tenantable; provided, however, should Tenant reoccupy a portion of the Demised Premises during the period the repair or restoration work is taking place and prior to the date that the Demised Premises are substantially repaired or made tenantable the Rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Demised Premises bears to the total area of the Demised Premises, shall be payable by Tenant from the date of such occupancy.

22.03. If (a) the Building or the Demised Premises shall be totally damaged or destroyed by fire or other casualty, or (b) the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Demised Premises are damaged or destroyed) that its repair or restoration requires the expenditure, as estimated by a reputable contractor or architect designated by Landlord, of more than thirty five percent (35%) (or fifteen percent [15%] if such casualty occurs during the last two [2] years of the Term) of the full insurable value of the Building immediately prior to the casualty, or (c) the Building shall be damaged or destroyed by fire or other casualty (whether or not the Demised Premises are damaged or destroyed) and either the loss shall not be covered by Landlord’s insurance or the net insurance proceeds (after deducting all expenses in connection with obtaining such proceeds) shall, in the estimation of a reputable contractor or architect designated by Landlord be insufficient to pay for the repair or restoration work, then in either such case Landlord may terminate this Lease by giving Tenant notice to such effect within ninety (90) days after the date of the fire or other casualty. Notwithstanding any of the foregoing to the contrary, if the Building shall be so damaged or destroyed by fire or other casualty so that it is rendered untenantable for Tenant’s use and occupancy and its repair would take more than twelve (12) months from the date of the fire or other casualty to accomplish (the “Restoration Period”), as reasonably estimated by the Architect, (the “Architect’s Determination”), then Tenant shall have the right to terminate this Lease upon written notice to Landlord given within thirty (30) days of notice of the Architect’s Determination. Landlord shall give Tenant written notice of the Architect’s Determination within sixty (60) days of such damage or destruction.

22.04. Except as provided in Article 22.03 above, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article 22. Landlord shall use its best efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Demised Premises, but Landlord shall not be required to do such repair or restoration work except during Landlord’s business hours on business days.

22.05. Notwithstanding any of the foregoing provisions of this Article 22, if by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors, either (a) Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage or destruction of the Demised Premises or the Building by fire or other casualty, or (b) the Demised Premises or the Building shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the Rent. Further, nothing contained in this Article 22 shall relieve Tenant from any liability that may exist as a result of any damage or destruction by fire or other casualty.

22.06. Landlord will not carry insurance of any kind on the Tenant’s Property and, except as provided by law or by reason of Landlord’s breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace the Tenant’s Property.

22.07. The provisions of this Article 22 shall be deemed an express agreement governing any case of damage or destruction of the Demised Premises and/or Building by fire or other casualty, and any law providing for such a contingency in the absence of an express agreement, now or hereafter in force, shall have no application in such case.

ARTICLE 23 - EMINENT DOMAIN

23.01. If the whole of the Demised Premises shall be taken by any public or quasi-public authority under the power of condemnation, eminent domain or expropriation, or in the event of conveyance of the whole of the Demised Premises in lieu thereof, this Lease shall terminate as of the day possession shall be taken by such authority. If 25% or less of the Floor Space of the Demised Premises shall be so taken or conveyed, this Lease shall terminate only in respect of the part so taken or conveyed as of the day possession shall be taken by such authority. If more than 25% of the Floor Space of the Demised Premises shall be so taken or conveyed, this Lease shall terminate only in respect of the part so taken or conveyed as of the day possession shall be taken by such authority, but either party shall have the right to terminate this Lease upon notice given to the other party within 30 days after such taking possession. If more than 25% of the Floor Space of the Building shall be so taken or conveyed, Landlord may, by notice to Tenant, terminate this Lease as of the day possession shall be taken. If so much of the parking facilities shall be so taken or conveyed that the number of parking spaces necessary, in Landlord’s judgment, for the continued operation of the Building shall not be available, Landlord shall, by notice to Tenant, terminate this Lease as of the day possession shall be taken. If this Lease shall continue in effect as to any portion of the Demised Premises not so taken or conveyed, the Rent shall be computed as of the day possession shall be taken on the basis of the remaining Floor Space of the Demised Premises. Except as specifically provided herein, in the event of any such taking or conveyance there shall be no reduction in Rent. If this Lease shall continue in effect, Landlord shall, at its expense, but shall be obligated only to the extent of the net award or other compensation (after deducting all expenses in connection with obtaining same) available to Landlord for the improvements taken or conveyed (excluding any award or other compensation for land or for the unexpired portion of the term of any Superior Lease), make all necessary alterations so as to constitute the remaining Building a complete architectural and tenantable unit, except for the Tenant’s Property, and Tenant shall make all alterations or replacements to the Tenant’s Property and decorations in the Demised Premises.

All awards and compensation for any taking or conveyance, whether for the whole or a part of the Land or Building, the Demised Premised or otherwise, shall be the property of Landlord, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Term. Tenant shall be entitled to claim, prove and receive in the condemnation proceeding such award or compensation as may be allowed for the Tenant’s Property and for loss of business, good will, and depreciation or injury to and cost of removal of the Tenant’s Property, but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award or compensation made by it to Landlord.

23.02. If the temporary use or occupancy of all or any part of the Demised Premises shall be taken during the Term, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of the Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Demised Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay the Rent in full when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award or payment which represents compensation for the use and occupancy of the Demised Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive (except as otherwise provided below) so much thereof as represents compensation for the period up to and including the Expiration Date and Landlord shall receive so much thereof as represents compensation for the period after the Expiration Date. All monies to be paid to Tenant as, or as part of, an award or payment for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be received, held and applied by the first Superior Mortgagee (or if there is no Superior Mortgagee, by Landlord as a trust fund) for payment of the Rent becoming due hereunder.

ARTICLE 24 - SURRENDER

24.01. On the Expiration Date, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of Tenant’s Property therefrom except as otherwise expressly provided in this Lease.

24.02. If Tenant remains in possession of the Demised Premises after the expiration of the Term, Tenant shall be deemed to be occupying the Demised Premises at the sufferance of Landlord subject to all of the provisions of this Lease, except that the monthly Fixed Rent shall be twice the Fixed Rent in effect during the last month of the Term.

24.03. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

ARTICLE 25 - CONDITIONS OF LIMITATION

25.01. This Lease is subject to the limitation that whenever Tenant or any Guarantor (a) shall make an assignment for the benefit of creditors, or (b) shall commence a voluntary case or have entered against it an order for relief under any chapter of the Federal Bankruptcy Code (Title 11 of the United States Code) or any similar order or decree under any federal or state law, now in existence, or hereafter enacted having the same general purpose, and such order or decree shall have not been stayed or vacated within 30 days after entry, or (c) shall cause, suffer, permit or consent to the appointment of a receiver, trustee, administrator, conservator, sequestrator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, and such appointment shall not have been revoked, terminated, stayed or vacated and such official discharged of his duties within 30 days of his appointment, then Landlord, at any time after the occurrence of any such event, may give Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.

25.02. This Lease is subject to the further limitations that: (a) if Tenant shall default in the payment of any Rent, or (b) if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Rent) and such default shall continue and not be remedied within fifteen (15) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of fifteen (15) days and the continuance of which for the period required for cure will not subject Landlord or any Superior Lessor to prosecution for a crime or offense (as more particularly described in the penultimate sentence of Section 12.02) or termination of any Superior Lease or foreclosure of any Superior Mortgage, if Tenant shall not, (i) within said fifteen (15) day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (ii) duly commence within said fifteen (15) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the default, and (iii) complete such remedy within a reasonable time after the date of said notice by Landlord, or (c) if any event shall occur or any contingency shall arise whereby this Lease would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 11, or (d) if Tenant shall vacate or abandon the Demised Premises, or (e) if there shall be any default by Tenant (or any person which, directly or indirectly, controls, is controlled by, or is under common control with Tenant) under any other lease with Landlord (or any person which, directly or indirectly, controls, is controlled by, or is under common control with Landlord) which shall not be remedied within the applicable grace period, if any, provided therefor under such other lease, then in any of said cases Landlord may give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.

ARTICLE 26 - RE-ENTRY BY LANDLORD

26.01. If Tenant shall default in the payment of any Rent, or if this Lease shall terminate as provided in Article 25, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any Person therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The word “re-enter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26,  or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceedings or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Rent payable up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.

26.02. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

26.03. If this Lease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as Advance Rent, security or otherwise, but such monies shall be credited by Landlord against any Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 27 or pursuant to law.

ARTICLE 27 - DAMAGES

27.01. If this Lease is terminated under the provisions of Article 25 or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay as Additional Charges to Landlord, at the election of Landlord, either or any combination of:

(a)  a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate amount of the Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges to be the same as were the average monthly Additional Charges payable for the year, or if less than 365 days have then elapsed since the Commencement Date, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, over (ii) the aggregate rental value of the Demised Premises for the same period; or

(b)  sums equal to the Fixed Rent and the Additional Charges which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, legal fees, and all other expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the period ending on the Expiration Date; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (b) to a credit in respect of any rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting; or

(c) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the aggregate amount of the Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges to be the same as were the average monthly Additional Charges payable for the year, or if less than 365 days have then elapsed since the Commencement Date, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date; provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, legal fees, and all other expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the period ending on the Expiration Date; but in no event shall Landlord have to account to Tenant for any rents in excess of the total damages recovered by Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision (c) to a credit in respect of any rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Demised Premises or any part thereof should be relet by Landlord before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure to relet the Demised Premises or any part thereof, or if the Demised Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease. Furthermore, Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law or applicable governmental or judicial authority, to require that Landlord mitigate damages sustained or to be sustained by Landlord hereunder as a result of a default by Tenant and/or any and all persons claiming through or under Tenant under this Lease. In the event Tenant, on behalf of itself or any and all persons claiming through or under Tenant, attempts to raise a defense or assert any affirmative obligations on Landlord’s part to mitigate such damages or relet the Demised Premises, Tenant shall reimburse Landlord for any costs and expenses incurred by Landlord as a result of any such defense or assertion, including but not limited to Landlord’s attorneys’ fees incurred in connection therewith.

27.02. Suit or suits for the recovery of such damages or, any installments thereof, may be brought by Landlord at any time and from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 25, or under any provision of law, or had Landlord not re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry of the Demised Premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount be greater than, equal to, or less than any of the sums referred to in Section 27.01.

27.03. In addition, if this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, Tenant covenants that:  (a) the Demised Premises then shall be in the same condition as that in which Tenant has agreed to surrender the same to Landlord at the Expiration Date; (b) Tenant shall have performed prior to any such termination any obligation of Tenant contained in this Lease for the making of any alteration or for restoring or rebuilding the Demised Premises or the Building, or any part thereof; and (c) for the breach of any covenant of Tenant set forth above in this Section 27.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

27.04. In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under this Article 27, if any Rent or damages payable hereunder by Tenant to Landlord are not paid upon demand therefor, the same shall bear interest at the Late Payment Rate or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amounts of such interest shall be Additional Charges hereunder.

ARTICLE 28 - AFFIRMATIVE WAIVERS

28.01. Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease after being dispossessed or ejected from the Demised Premises by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

28.02. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of the Demised Premises and use of the Common Area, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto. Tenant shall not interpose any counterclaim of any kind (except compulsory counterclaims as and if permitted by New Jersey Court Rules) in any action or proceeding commenced by Landlord to recover possession of the Demised Premises.

ARTICLE 29 - NO WAIVERS

29.01. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or Additional Charges with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

ARTICLE 30 - CURING TENANT’S DEFAULTS

30.01. If Tenant shall default in the performance of any of Tenant’s obligations under this Lease beyond the applicable notice and cure period, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of fifteen (15) days from the date Landlord gives Tenant notice of the default. Charges for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and charges for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable attorneys’ fees and expenses, involved in collecting or endeavoring to collect the Rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Demised Premises after default by Tenant or upon the expiration of the Term or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Article at the Late Payment Rate or the maximum rate permitted by law, whichever is less, shall be payable by Tenant and may be invoiced by Landlord to Tenant monthly, or immediately, or at any time, at Landlord’s option, and such amounts shall be due and payable upon demand.

ARTICLE 31 - BROKER

31.01. Tenant represents that no broker except the Broker was instrumental in bringing about or consummating this Lease and that Tenant had no conversations or negotiations with any broker except the Broker concerning the leasing of the Demised Premises. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than the Broker. Landlord shall pay any brokerage commissions due the Broker pursuant to a separate agreement between Landlord and the Broker.

ARTICLE 32 - NOTICES

32.01. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Lease or pursuant to any applicable Legal Requirement, shall be in writing and shall be deemed to have been properly given, rendered or made only if (i) hand delivered, or (ii) sent by United States registered or certified mail, return receipt requested, or (iii) sent by overnight courier, addressed to the other party at the address hereinabove set forth [except that after the Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building( Attention: Real Estate, with a copy to the General Counsel’s Office) as to Landlord, to the attention of General Counsel with a concurrent notice to the attention of Controller, and shall be deemed to have been given, rendered or made on the second day after the day so mailed, unless mailed outside the State of New Jersey, in which case it shall be deemed to have been given, rendered or made on the third business day after the day so mailed. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands, consents, approvals or other communications intended for it. In addition, upon and to the extent requested by Landlord, copies of notices shall be sent to the Superior Mortgagee.

ARTICLE 33 - ESTOPPEL CERTIFICATES

33.01. Tenant shall, at any time and from time to time, as requested by Landlord, upon not less than twenty (20) days’ prior notice, execute and deliver to the Landlord or a Superior Mortgagee or Superior Lessor certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the party giving the statement, the requesting party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the party giving the statement shall have knowledge, and stating whether or not, to the best knowledge of the party giving the statement, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default of the requesting party, and, if so, specifying each such event; any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation. Tenant also shall include in any such statement such other information concerning this Lease as Landlord may reasonably request. In the event Tenant shall be requested by Landlord to execute more than one (1) estoppel certificate in any one Calendar Year of the Term, the first Estoppel Certificate so requested will be free of charge; thereafter Landlord shall be obligated to pay Tenant an administrative of fee of $150 for each Estoppel Certificate requested (after the first in any Calendar Year.)

ARTICLE 34 - INTENTIONALLY OMITTED

ARTICLE 35 - MEMORANDUM OF LEASE

35.01. Tenant shall not record this Lease. However, at the request of Landlord, Tenant shall promptly execute, acknowledge and deliver to Landlord a memorandum of lease in respect of this Lease sufficient for recording. Such memorandum shall not be deemed to change or otherwise affect any of the obligations or provisions of this Lease. Whichever party records such memorandum of Lease shall pay all recording costs and expenses, including any taxes that are due upon such recording.

ARTICLE 36 - MISCELLANEOUS

36.01. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties,

representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement(s) which may be made between the parties concurrently with the execution and delivery of this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation. Neither party has relied upon any statement or representation not embodied in this Lease or in any other written agreement(s) made concurrently herewith. The submission of this Lease to Tenant does not constitute by Landlord a reservation of, or an option to Tenant for, the Demised Premises, or an offer to lease on the terms set forth herein and this Lease shall become effective as a lease agreement only upon execution and delivery thereof by Landlord and Tenant.

36.02. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of abandonment is sought.

36.03. If Tenant shall at any time request Landlord to sublet or let the Demised Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of the Tenant’s Property in connection with such subletting or letting.

36.04. Except as otherwise expressly provided in this Lease, the obligations under this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 11 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Section 36.04 shall not be construed as modifying the conditions of limitation contained in Article 25.

36.05. Except for Tenant’s obligations to pay Rent, the time for Landlord or Tenant, as the case may be, to perform any of its respective obligations hereunder shall be extended if and to the extent that the performance thereof shall be prevented due to any Unavoidable Delay. Except as expressly provided to the contrary, the obligations of Tenant hereunder shall not be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, (a) because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease due to any of the matters set forth in the first sentence of this Section 36.05, or (b) because of any failure or defect in the supply, quality or character of electricity, water or any other utility or service furnished to the Demised Premises for any reason beyond Landlord’s reasonable control.

36.06. Any liability for payments hereunder (including, without limitation, Additional Charges) shall survive the expiration of the Term or earlier termination of this Lease.

36.07. If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent; Tenant’s sole remedy shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

36.08. If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the Person causing or authorized to cause such excavation, license to enter the Demised Premises for the purpose of performing such work as said Person shall reasonably deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

36.09. Tenant shall not exercise its rights under Article 15 or any other provision of this Lease in a manner which would violate Landlord’s union contracts or create any work stoppage, picketing, labor disruption or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.

36.10. Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Demised Premises for which Landlord might be liable, (b) any fire or other casualty in the Demised Premises, (c) any damage to or defect in the Demised Premises, including the fixtures and equipment thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Demised Premises or any part thereof.

36.11. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. Tenant hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Lease may be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey, as Landlord may elect. By execution and delivery of this Lease, Tenant hereby irrevocably accepts and submits generally and unconditionally for itself and with respect to its properties, to the jurisdiction of any such court in any such action or proceeding, and hereby waives in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non conveniens. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected and shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Tenant specifically agrees to pay all of Landlord’s costs, charges and expenses, including attorneys’ fees, incurred in connection with any document review requested by Tenant and upon submission of bills therefor. In the event Landlord permits Tenant to examine Landlord’s books and records with respect to any Additional Charge imposed under this Lease, such examination shall be conducted at Tenant’s sole cost and expense and shall be conditioned upon Tenant retaining an independent accounting firm for such purposes which shall not be compensated on any type of contingent fee basis with respect to such examination. Wherever in this Lease or by law Landlord is authorized to charge or recover costs and expenses for legal services or attorneys’ fees, same shall include, without limitation, the costs and expenses for in-house or staff legal counsel or outside counsel at rates not to exceed the reasonable and customary charges for any such services as would be imposed in an arms length third party agreement for such services.

36.12. Upon request of Landlord, Tenant shall furnish to Landlord a copy of its then current audited financial statement (which may be in the form of Tenant’s most recent annual report) which shall be employed by Landlord for purposes of financing the Premises and not distributed otherwise without prior authorization of Tenant. Landlord shall be entitled (upon request) to one (1) free copy of Tenant’s then current audited financial statement in each and every Calendar Year of the Term; in the event Landlord requests Tenant’s audited financial statement more than once in any Calendar Year of the Term, Tenant shall be entitled to an administrative fee of $150 for the second and each successive request in any Calendar Year. Tenant represents that its most recent annual report is, under normal circumstances, available for review on Tenant’s website.

36.13. (i) At least ninety (90) days prior to Tenant’s termination of its lease, and any extensions thereof, Tenant agrees to seek a determination from the New Jersey Department of Environmental Protection (“NJDEP”) in the form of a Letter of Non-applicability (“LNA”), that the  New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), is inapplicable to the Tenant’s cessation of operations and termination of its lease. Tenant represents, warrants, and covenants that any information contained in any application for an LNA submitted pursuant to this subsection will be true and complete. Tenant represents that the North American Industrial Classification System (NAICS) number applicable to Tenant’s operations would not subject this transaction to the requirements of ISRA.

(ii) In the event that an LNA is denied by NJDEP, notice of such denial will be given to Landlord within two (2) business days of Tenant’s receipt of NJDEP’s denial of the LNA. Tenant shall satisfy its obligations under ISRA prior to its lease termination date: (1) by securing an approval of the Tenant’s Negative Declaration; or (2) by securing an approval of the Tenant’s Remedial Action Workplan, and completing the implementation of such Plan, and obtaining from NJDEP a “No Further Action” letter. Tenant shall bear sole responsibility for any investigation and cleanup costs, fees, penalties, or damages associated with ISRA compliance. In the event that Tenant is unable to complete the its ISRA compliance obligations by the date of its lease termination, Landlord shall continue to provide Tenant with reasonable access to the Demised Premises, provided that any work undertaken by Tenant shall be performed in such a manner as to minimize interference with Landlord’s or any other tenant’s use of the Demised Premises. However, Landlord reserves its rights to deem Tenant a holdover tenant in the event that Tenant’s ISRA compliance unreasonably restricts the Landlord’s use of the Demised Premises.

(iii) Tenant shall provide Landlord with copies of all correspondence, documents and reports, including sampling results submitted to or received from any governmental agency or third party in connection with Tenant’s compliance with ISRA.

36.14.      (a) Certification. Tenant certifies that:  (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii)  It is not engaged in this traction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

HARTZ MOUNTAIN METROPOLITAN
(“Landlord”)
	BY:	HARTZ MOUNTAIN INDUSTRIES, INC.
(“general partner”)

	BY:	/S/ IRWIN A. HOROWTIZ
[Corporate Seal]		Irwin A. Horowitz
Executive Vice President

THE CHILDREN’S PLACE SERVICES COMPANY, LLC
(“Tenant”)

	BY:	/S/ NEAL GOLDBERG
Neal Goldberg
President

	BY:	/S/ STEVEN BALASIANO
[Corporate Seal]		Steven Balasiano
Senior Vice President-General Counsel

Copyright © Hartz Mountain Industries, Inc. 2005. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.

RIDER TO LEASE DATED May 3, 2006, BETWEEN HARTZ MOUNTAIN METROPOLITAN, AS LANDLORD AND THE CHILDREN’S PLACE SERVICE COMPANY, LLC, AS TENANT.

R1.          If any of the provisions of this Rider shall conflict with any of the provisions, printed or typewritten, of this Lease, such conflict shall resolve in every instance in favor of the provisions of this Rider.

R2.          Provided Tenant is in compliance with all of the terms and conditions contained herein, and provided Tenant has not assigned this Lease or sublet all or any portion of the Demised Premises and is itself in occupation and conducting business in the whole of the Demised Premises in accordance with the terms of this Lease, Tenant expressly acknowledging and agreeing that the option rights contained herein are personal to the original named Tenant, Tenant shall have two (2) options to extend the Term of its lease of the Demised Premises, from the date upon which this Lease would otherwise expire, for one period of ten (10) years and a second period of five (5) years [each herein referred to as an “Extended Period”, the first (being a ten (10) year period) of which referred to as the “First Extended Period” and the second (being a five (5) year period) referred to as the “Second Extended Period” respectively], upon the following terms and conditions:

1.             If Tenant elects to exercise any one or both of said options, it shall do so by giving notice of such election to Landlord on or before the date which is one (1) year before the beginning of the Extended Period for which the Term is to be extended by the exercise of such option. Tenant agrees that it shall have forever waived its right to exercise any such option if it shall fail for any reason whatsoever to give such notice to Landlord by the time provided herein for the giving of such notice, whether such failure is inadvertent or intentional, time being of the essence as to the exercise of each such option.

2.             If Tenant elects to exercise any one or both of said options, the Term shall be automatically extended for the Extended Period covered by the option so exercised without execution of an extension or renewal lease. Within ten (10) days after request of either party following the effective exercise of any such option, however, Landlord and Tenant shall execute, acknowledge and deliver to each other duplicate originals of an instrument in recordable form confirming that such option was effectively exercised.

3.             Each Extended Period shall be upon the same terms and conditions as are in effect immediately preceding the commencement of such Extended Period; provided, however, that Tenant shall have no right or option to extend the Term for any period of time beyond the expiration of the Second Extended Period and, provided further, that in the Extended Period(s) the Fixed Rent shall be as follows:

(a) The Fixed Rent during the first five (5) years of First Extended Period shall be at Fair Market Value (“FMV”) but not less than Seven and 38/100 Dollars ($7.38) per square foot of Floor Space of the Demised Premises.

(b) The Fixed Rent during the second five (5) years of the First Extended Period shall be at the then FMV but not less than the Fixed Rent (on a per square foot basis) paid by Tenant during the first five (5) years of the First Extended Period.

(c) The Fixed Rent during the Second Extended Period shall be at the then FMV but not less than the Fixed Rent paid by Tenant (on a per square foot basis) during the second (5) years of the First Extended Period.

(d)  FMV shall be determined by mutual agreement of the parties. If the parties are unable to agree on the FMV within thirty (30) days of Tenant’s exercise of its option, the parties shall choose a licensed Real Estate Appraiser who shall determine the FMV. The cost of said Real Estate Appraiser shall be borne equally by the parties. If the parties are unable to agree on a licensed Real Estate Appraiser within forty-five (45) days of Tenant’s exercise of its option, each party shall select one Appraiser to appraise the FMV. All appraisals shall be rendered within thirty (30) days of appointment of the respective Appraiser appointed under this paragraph. If the difference between the two appraisals is 20% or less of the lower appraisal, then the FMV shall be the average of the two appraisals. If the difference between the two appraisals is greater than 20% of the lower appraisal, the two Appraisers shall select a third licensed Real Estate Appraiser to appraise the FMV. The FMV shall in such case be the average of the three appraisals. The cost of the third appraisal shall be borne equally by the parties.

(e) For purposes of this Article R2. (3), the parties agree that FMV shall be determined as the highest and best use for the Building, consistent with the Hudson County New Jersey Market within which it is situate, without consideration of (i) the leasehold improvements installed in the Demised Premises by Tenant, or (ii) the existence of the parking structure to be constructed pursuant to Exhibit C to the Lease.

4.             Any termination, expiration, cancellation or surrender of this Lease shall terminate any right or option for the Extended Period(s) not yet exercised.

5.             Landlord shall have the right, for thirty (30) days after receipt of notice of Tenant’s election to exercise any option to extend the Term, to reject Tenant’s election if Tenant gave such notice while Tenant was in default beyond the applicable notice and cure period in the performance of any of its obligations under the Lease, and such rejection shall automatically render Tenant’s election to exercise such option null and void and of no effect.

6.             The options provided herein to extend the Term of the Lease may not be severed from the Lease or separately sold, assigned or otherwise transferred.

R3. (a) It is the agreement of the parties pursuant to this Lease that The Children’s Place Services Company, LLC (“CP”) will lease premises at 2 Emerson Lane, Secaucus, New Jersey from Hartz Mountain Metropolitan (the “ 2 Emerson Lane Lease” and the “2 Emerson Lane Premises”). In conjunction with the 2 Emerson Lane Lease, CP will vacate and surrender two (2)

premises it currently leases from an affiliate of Hartz Mountain Metropolitan, to wit, Hartz Mountain Associates, located at both 900 Secaucus Road, Secaucus, New Jersey (the “900 Secaucus Road Lease” and the “900 Secaucus Road Premises”) and 915 Secaucus Road, Secaucus, New Jersey (the “915 Secaucus Road Lease” and the “915 Secaucus Road Premises”). The 2 Emerson Lane Lease shall commence on the Commencement Date of this Lease (as that term is defined in Article 1.01H above). The 900 Secaucus Road Lease and the 915 Secaucus Road Leases will terminate (subject to and conditioned upon the terms and conditions of two (2) separate Lease Termination Agreements with respect to each of the aforesaid premises which Lease Termination Agreement are being executed contemporaneously with this Lease) upon the later to occur of (i) the Commencement Date of this Lease (i.e. March 1, 2007), or (ii) the date CP vacates and surrenders the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises, respectively (the parties acknowledging there may be different dates of termination), by notice to Landlord to such effect. For purposes of this Article R2., Hartz Mountain Metropolitan and Hartz Mountain Associates shall sometimes hereinafter be collectively referred to as the “Hartz Landlords.”

(b) In connection with the above, the Hartz Landlords and CP have agreed to cooperate in the marketing of both the 900 Secaucus Road Premises and the 915 Secaucus Road Premises with an eye towards the Hartz Landlords’ re-letting each of those Buildings. Up through and including the time period ending on August 31, 2006, each party agrees to present all offers for a potential re-letting of either of the Buildings to the other, provided however (i) Landlord shall have final and absolute discretion on whether to accept any such offer, and (ii) up through and including August 31, 2006, Tenant shall have the right to reject any offer of re-letting regardless as to whether or not Landlord would otherwise accept such offer. Thereafter, all decisions with respect to the re-letting of the Buildings shall be in the sole and exclusive discretion of Landlord and Landlord shall have no obligation to share any such offers with Tenant. Each party agrees to act reasonably and in good faith in connection with the exercise of its rights hereunder. Tenant acknowledges that this lease is subject to the SNDA Contingency referenced in Article 9.2 of this Lease, and the Site Plan Contingency referenced in Exhibit C to this Lease. Tenant acknowledges and agrees that The Hartz Landlords shall be under no obligation to execute any lease for the 900 Secaucus Road Premises or the 915 Secaucus Road Premises until such time as the aforesaid contingencies have been satisfied or waived, or in the event the particular contingency has expired as a result of Tenant’s failure to exercise any rights to terminate this Lease in a timely manner.

(c) In the event either (or both) the 900 Secaucus Road Premises or the 915 Secaucus Road Premises are re-let during the period from the termination of each of the respective leases through January 31, 2012 (the period from the termination of the leases through January 31, 2012 sometimes hereinafter referred to as the “Rent Credit Period”), Landlord agrees that Tenant may be entitled to a credit as against its Fixed Rent obligation (the “Fixed Rent Credit”) hereunder as follows:

(i)                                                                                     As of December 31, 2007, Landlord will calculate whether the “net” Fixed Rent (as that term is defined below) collected by Landlord relative to either (or both) the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the date of termination of either or both of those leases through December 31, 2007 exceeds One Million One Hundred Fifty One Thousand Two Hundred and Sixty Six Dollars ($1,151,266.00)[calculated as the product of the combined square footages of the 900 Secaucus Road Premises and the 915 Secaucus Road Premises (in total, 276,304 square feet) and Five Dollars ($5.00) per square foot and assuming a Commencement Date of March 1, 2007 (i.e., 10 months)]. The net Fixed Rent collected from the leasing of the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises from the termination of either or both of said Leases through December 31, 2007 in excess of $1,151,266.00 shall be referred to as the “Year One Excess Rent.” Tenant shall be entitled to a credit as against the Fixed Rent to be paid by Tenant under this Lease in Calendar Year 2008 equal to the Year One Excess Rent, same to be amortized and applied on a monthly basis as against the monthly Fixed Rent payable by Tenant in 2008.

(ii)                                                                                  As of December 31, 2008, Landlord will calculate whether the “net” Fixed Rent collected by Landlord relative to either (or both) the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the date termination of either or both of those leases through December 31, 2008 exceeds Two Million Five Hundred Thirty Two Thousand Seven Hundred and Eighty Six Dollars ($2,532,786.00)[calculated as the product of the combined square footages of the 900 Secaucus Road Premises and the 915 Secaucus Road Premises and Five Dollars ($5.00) per square foot and assuming a Commencement Date of March 1, 2007 (i.e., 22 months)]. The net Fixed Rent collected from the leasing of the 900 Secaucus Road and/or the 915 Secaucus Road Premises from the termination of either or both of said Leases through December 31, 2008 in excess of $2,532,786.00 shall be referred to as the “Year Two Excess Rent.” Tenant shall be entitled to a credit as against the Fixed Rent to be paid by Tenant in Calendar Year 2009 equal to the Year Two Excess Rent less any Year One Excess Rent previously credited, same to be amortized and applied on a monthly basis as against the monthly Fixed Rent payable by Tenant in 2009. In the event the Fixed Rent collected by Landlord relative to the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises as of December 31, 2008 is less than $2,532,786.00, Tenant shall pay Landlord, within twenty (20) days of Landlord’s invoice therefore, an amount which represents the shortfall (i.e. difference) between the net Fixed Rent collected by Landlord from 900 Secaucus Road and 915 Secaucus Road from the termination of either or both those Leases through December 31, 2008 and $2,532,786.00, up to a maximum amount of the Year One Excess Rent (the “Shortfall Payment”).

(iii)                                                                               As of December 31, 2009, Landlord will calculate whether the “net” Fixed Rent collected by Landlord relative to either (or both) the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination date of either or both of those leases through December 31, 2009 exceeds Three Million Nine Hundred Fourteen Thousand Three Hundred and Six Dollars ($3,914,306.00)[calculated as the product of the combined square footages of the 900 Secaucus Road Premises and the 915 Secaucus Road Premises and Five Dollars ($5.00) per square foot and assuming a Commencement Date of March 1, 2007 (i.e., 34 months)]. The net Fixed Rent collected from the leasing of the 900 Secaucus Road Premises and/or 915 Secaucus Road

Premises from the termination of either or both of said Leases through December 31, 2009 in excess of $3,914,306.00 shall be referred to as the “Year Three Excess Rent.” Tenant shall be entitled to a credit as against the Fixed Rent to be paid by Tenant under this Lease in Calendar Year 2010 equal to the Year Three Excess Rent less any Year One Excess Rent and Year Two Excess Rent previously credited, same to be amortized and applied on a monthly basis as against the monthly Fixed Rent payable by Tenant in 2010. In the event the Fixed Rent collected by Landlord relative to the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises as of December 31, 2009 is less than $3,914,306.00, Tenant shall pay Landlord, within twenty (20) days of Landlord’s invoice therefore,  an amount which is equal to the shortfall (i.e. difference) between the net Fixed Rent collected by Landlord from the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination of either or both those Leases through December 31, 2009 and $3,914,306.00, up to a maximum amount equal to the sum of the Year One Excess Rent and the Year Two Excess Rent, but less any Shortfall Payment previously made pursuant to subparagraph (ii) above.

(iv)                                                                              As of December 31, 2010, Landlord will calculate whether the “net” Fixed Rent collected by Landlord relative to either (or both) the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination date of either or both of those leases through December 31, 2010 exceeds Five Million Two Hundred Ninety Five Thousand Eight Hundred and Twenty Six Dollars ($5,295,826.00)[calculated as the product of the combined square footages of the 900 Secaucus Road Premises and the 915 Secaucus Road Premises and Five Dollars ($5.00) per square foot and assuming a Commencement Date of March 1, 2007(i.e., 46 months)]. The net Fixed Rent collected from the leasing of the 900 Secaucus Road Premises and/or 915 Secaucus Road Premises from the termination of either or both of said Leases through December 31, 2010 in excess of $5,295,826.00 shall be referred to as the “Year Four Excess Rent.” Tenant shall be entitled to a credit as against the Fixed Rent to be paid by Tenant under this Lease in Calendar Year 2011 equal to the Year Four Excess Rent less any Year One Excess Rent and Year Two Excess Rent and Year Three Excess Rent previously credited, same to be amortized and applied on a monthly basis as against the monthly Fixed Rent payable by Tenant in 2011. In the event the Fixed Rent collected by Landlord relative to the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises as of December 31, 2010 is less than $5,295,826.00, Tenant shall pay Landlord, within twenty days of Landlord’s invoice therefore, an amount equal to the shortfall between the net Fixed Rent collected by Landlord from the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination of either or both those Leases through December 31, 2010 and $5,295,826, up to a maximum amount equal to the sum of the Year One Excess Rent and the Year Two Excess Rent and the Year Three Excess Rent, but less any Shortfall Payment previously made pursuant to subparagraphs (ii) and (iii) above.

(v)                                                                                 As of December 31, 2011, Landlord will calculate whether the “net” Fixed Rent collected by Landlord relative to either (or both) the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination date of either or both of those leases through December 31, 2011 exceeds Six Million Six Hundred Seventy Seven Thousand Three Hundred and Forty Six Dollars ($6,677,346.00)[calculated as the product of the combined square footages of the 900 Secaucus Road Building and the 915 Secaucus Road Building and Five Dollars ($5.00) per square foot and assuming a Commencement Date of March 1, 2007(i.e., 58 months)]. The net Fixed Rent collected from the leasing of the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises from the termination of either or both of said Leases through December 31, 2011 in excess of 6,677,346.00 shall be referred to as the “Year Five Excess Rent.” Tenant shall be entitled to a credit as against the Fixed Rent to be paid by Tenant under this Lease in Calendar Year 2012 equal to the Year Five Excess Rent less any Year One Excess Rent and Year Two Excess Rent and Year Three Excess Rent and Year Four Excess Rent previously credited, same to be amortized and applied on a monthly basis as against the monthly Fixed Rent payable by Tenant in 2012. In the event the Fixed Rent collected by Landlord relative to the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises as of December 31, 2011 is less than $6,677,346.00, Tenant shall pay Landlord, within twenty days of Landlord’s invoice therefore, an amount equal to the shortfall between the net Fixed Rent collected by Landlord from the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination of either or both those Leases through December 31, 2011 and $6,677,346, up to a maximum amount of equal to the sum of the Year One Excess Rent and the Year Two Excess Rent and the Year Three Excess Rent and the Year Four Excess Rent less any Shortfall Payment previously make pursuant to subparagraphs (ii), (iii) and (iv) above.

(vi)                                                                              As of January 31, 2012, Landlord will calculate whether the “net” Fixed Rent collected by Landlord relative to either (or both) the 900 Secaucus Road Premises and the 915 Secaucus Road Premises from the termination of either or both of those leases through January 31, 2012 exceeds Six Million Seven Hundred Ninety Two Thousand Four Hundred and Seventy Three Dollars ($6,792,473.00)[calculated as the product of the combined square footages of the 900 Secaucus Road Premises and the 915 Secaucus Road Premises and Five Dollars ($5.00) per square foot and assuming a Commencement Date of March 1, 2007 (i.e., 59 months)]. The net Fixed Rent collected from the leasing of the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises from the termination of either or both of said Leases through December 31, 2012 in excess of $6,792,473.00 shall be referred to as the “Year Six Excess Rent.” Tenant shall be entitled to a credit as against the Fixed Rent to be paid by Tenant under this Lease in year 2013 equal to the Year Six Excess Rent less any Year One Excess Rent and Year Two Excess Rent and Year Three Excess Rent and Year Four Excess Rent and Year Five Excess Rent previously credited, same to be amortized and applied on a monthly basis as against the monthly Fixed Rent payable by Tenant in 2013. In the event the Fixed Rent collected by Landlord relative to the 900 Secaucus Road Premises and/or the 915 Secaucus Road Premises as of January 31, 2012 is less than $6,792,473.00, Tenant shall pay Landlord, within twenty days of Landlord’s invoice therefore, an amount equal to the shortfall between the net Fixed Rent collected by Landlord from 900 Secaucus Road Premises and 915 Secaucus Road Premises from the termination of either or both those Leases through January 31, 2012 and $6,792,473.00, up to a maximum amount of the sum of the Year One Excess Rent and the Year Two Excess Rent and the Year Three Excess Rent and the Year Four Excess Rent and the Year Five Excess Rent less any Shortfall Payment previously made pursuant to subparagraph (ii), (iii), (iv) and (v) above.

The “net” Fixed Rent as that term is utilized in this Article R.3 shall mean the net Fixed Rent received by Hartz Mountain Associates after deduction for all costs incurred by Hartz Mountain Associates in connection with such re-letting, including, but not limited to, reasonable legal fees and expenses, cost of work to be performed or work allowance provided, and the value of any “free” rent period (but not including brokerage fees). The amortization of such costs will be calculated on a monthly basis over the Term of the Lease (not including any options) at an annual interest rate of seven percent (7%). It is expressly agreed that the Fixed Rent Credit shall only apply with respect to Excess Rents received during the Rent Credit Period. Further, and notwithstanding anything herein contained to the contrary, it is expressly agreed and understood by the parties hereto that in no event shall the Fixed Rent Credit be such that the Fixed Rent to be paid by Tenant under this Lease is less than the Fixed Rent(s) per square foot of Floor Space of the Demised Premises set forth on the Schedule of Fixed Rent “Floor Amount” detailed on Exhibit G annexed hereto (for example, in the first year of the Term, the Rent Credit may not reduce the Fixed Rent to be paid by Tenant below $5.00 per square foot of Floor Space. In year two (2), the “Floor” will be $5.15 per square foot of Floor Space; in year three (3), the “Floor” will be $5.30 per square foot of Floor Space; in year four (4), the “Floor” will be $5.46 per square foot of Floor Space and in year five (5), the “Floor” will be $5.63 per square foot of Floor Space.

R4.          Intentionally Omitted.

R5. Provided (i) Tenant is not then in default of this Lease, and (ii) Tenant has not assigned this Lease (to other than a Permitted Assignee) or sublet the Demised Premises, Tenant acknowledging and agreeing that the rights contained herein are personal to the named Tenant (and any Permitted Assignee) (for purposes of this Article R3, the term “Tenant” is intended to include any “Permitted Assignee”), Landlord agrees that during the Term, prior to entering into any new lease with a prospective tenant for the remaining 37,299 square feet of Floor Space in the Building (herein the “RFO Space”), Landlord shall first notify Tenant in writing of the availability of such space and the terms upon which it is prepared to lease such space (“Landlord’s RFO Notice”). It is agreed between the parties hereto that the Term of the RFO Space shall run coterminously with the term of the Lease for the Demised Premises and that the Fixed Rent for the RFO Space shall be at the rate which is the greater of (i) FMV (as that term is defined in Article R2 above) (with annual escalations comparable to those set forth in Exhibit F to this Lease), or (ii) the then Fixed Rent being paid by Tenant under this Lease (as same is annually escalated as set forth in Exhibit F to this Lease). Tenant will have ten (10) business days from receipt of Landlord’s RFO Notice to exercise its right to lease such space on the terms set forth in Landlord’s RFO Notice. To the extent that Tenant rejects Landlord’s offer and the offered RFO Space is not leased within six (6) months, or to the extent that any business terms of the RFO Space, as stated in Landlord’s RFO Notice, are materially modified, the RFO Space shall be required to be re-offered to Tenant. If Tenant shall notify Landlord in writing of its election to enter into such lease as tenant for the RFO Space within the said ten (10) business day period, Landlord shall deliver and Tenant shall execute a modification of this Lease incorporating the RFO Space which was the subject of Landlord’s RFO Notice into the Demised Premises. Time is of the essence with respect to Tenant’s exercise of its right of first offer hereunder.

(b)  If Tenant shall not elect to lease the RFO Premises referred to in Landlord’s Notice within the ten (10) business day period following Landlord’s RFO Notice then, Landlord may thereafter enter into and deliver a lease for such RFO Space free of the restrictions herein stated, without again being required to offer the same to Tenant.

(c)  This right of first offer so granted to Tenant shall terminate and become null and void upon the expiration or sooner termination of this Lease.

HARTZ MOUNTAIN METROPOLITAN
(“Landlord”)
By:	HARTZ MOUNTAIN INDUSTRIES, INC.
(“general partner”)

By:	/S/ IRWIN A. HOROWTIZ
Irwin A. Horowitz
Executive Vice President

THE CHILDREN’S PLACE SERVICES COMPANY, LLC (“Tenant”)

By:	/S/ NEAL GOLDBERG
Neal Goldberg
President

By:	/S/ STEVEN BALASIANO
Steven Balasiano
Senior Vice President-General Counsel

Copyright © Hartz Mountain Industries, Inc. 2005. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.

Exhibit C

Workletter

I.

A.            Landlord has provided to Tenant schematic architectural drawings (the “Preliminary Architectural Drawings”) depicting a parking garage (the “Parking Garage”) to be constructed by Landlord, or Tenant, as the case may be, consistent with the provisions of this Exhibit C. The Preliminary Architectural Drawings have been submitted to Tenant in order that Tenant might evaluate the cost to construct the Parking Garage; it is expressly agreed and understood that the Preliminary Architectural Drawings shall at all times remain the property of Landlord and that should Tenant elect to construct the Parking Garage in accordance with the provisions of this Exhibit C, then Tenant shall be required to engage licensed professionals to prepare all necessary architectural and engineering drawings and specifications (which drawings and specifications shall be subject to Landlord’s prior review and approval) for the construction of the Parking Garage.

B.            Within fourteen (14) days of date of full execution and delivery of this Lease (the date of full execution and delivery of this Lease shall hereinafter be referred to as the “Execution Date”), time being of the essence, Tenant shall advise Landlord if Tenant requests any changes to the proposed façade of the Parking Garage as depicted in the Preliminary Architectural Drawings.

C.            On or prior to the date which is six (6) weeks from the Execution Date, Landlord will deliver to Tenant a budget setting forth Landlord’s estimated cost to design, engineer and construct the Parking Garage (inclusive of a 2.5 % profit, overhead and administrative charge) as well as an estimate of the cost to be incurred by Landlord to obtain all permits and approvals necessary to construct the Parking Garage (“Landlord’s Budget). (The date that Landlord delivers Landlord’s Budget to Tenant shall be hereinafter be referred to as the “Landlord’s Budget Delivery Date”). It is expressly agreed and understood by the parties hereto that the Landlord’s Budget represents a good faith estimate of the cost to design, engineer and construct the Parking Garage (as well as the cost of all permits and approvals necessary to construct the Parking Garage); it is not intended to nor should Landlord’s Budget be construed to represent the actual cost of the design, engineering and construction of the Parking Garage (as well as the cost of all permits and approvals necessary to construct the Parking Garage).

D.            On or prior to the date which is the later of (a) seven (7) days from Landlord’s Budget Delivery Date or (b) seven (7) weeks from the Execution Date, Tenant shall be obligated to advise Landlord, by notice to that effect, whether (i) Tenant desires that Landlord construct the Parking Garage in accordance with the terms and conditions of this Exhibit C, or (ii) Tenant shall construct the Parking Garage in accordance with the terms and conditions of this Exhibit C. Time shall be of the essence in connection with Tenant’s delivery of notice in accordance with this paragraph; Tenant’s failure to so notify Landlord within the seven (7) day period referenced herein shall be deemed to be an election, by Tenant, that Landlord construct the Parking Garage.

E.             Regardless of the party that constructs the Parking Garage, the following provisions shall apply:

(i)                                     The Parking Garage will be engineered and constructed consistent with the Preliminary Architectural Drawings. It is intended that the Parking Garage will be a pre-cast concrete structure and accommodate approximately 500 cars;

(ii)                                  The Parking Garage will be constructed in the location depicted on the attached Exhibit C-1;

(iii)                               The Parking Garage will be constructed using new materials (which materials will not contain asbestos or other materials/substances that are considered hazardous or toxic by applicable Legal Requirements) and in accordance with all applicable Legal Requirements.

F.             In the event Landlord constructs the Parking Garage, the following shall apply:

(i)                                     Landlord shall warrant the construction of the Parking Garage for a period of one (1) year from its completion. In the event it is determined that there is a construction defect related to the Landlord’s construction of Parking Garage during said one (1) year warranty period, and such construction defect is not the result of the act, omission, or negligence of Tenant, its agents, representatives, employees, or contractors, then, Landlord shall repair such defect at Landlord’s sole cost and expense. In the event such defect is determined to be the result of the act, omission or negligence of Tenant, or its agents, representatives, employees or contractors, Tenant shall repair such defect at Tenant’s sole cost and expense.

(ii)                                  Landlord shall provide Tenant with a construction schedule (the “Construction Schedule”) (a copy of which is annexed hereto as Exhibit C-2) for the construction of the Parking Garage. During the construction of the Parking Garage, Landlord shall advise Tenant if the overall progress of the construction deviates significantly from the Construction Schedule, and in such event, Landlord shall provide Tenant with updated construction schedules, as necessary, to reflect any such change.

(iii)                               Tenant shall pay Landlord, as an Additional Charge hereunder, all of Landlord’s hard and soft costs to design, engineer and construct the Parking Garage (including, but not limited to, the cost and expense incurred by Landlord to obtain all approvals necessary to construct the Parking Garage; collectively, all said costs shall sometimes hereinafter be referred to as the “Landlord’s Parking Garage Costs”). Landlord shall submit invoices to Tenant for partial payments (and, ultimately, final payment) as against the Landlord’s Parking Garage Costs based upon Landlord’s completion of various milestone progress events set forth on Landlord’s Construction Payment Schedule, a copy of which is annexed hereto as Exhibit C-3. Those milestone progress events are:  Notice to Proceed, Completion of Foundations, Completion of Superstructures, and Completion of Construction. (For example, upon delivery of Notice to Proceed, Tenant shall be invoiced for and shall pay Landlord 15% of Landlord’s Parking Garage Costs; payment shall continue consistent with Exhibit C-3). Tenant shall pay any such invoice within twenty (20)

days of receipt thereof. Tenant’s failure to make payment of any amounts due under this Exhibit C shall be deemed a default of this Lease. In addition to any rights and remedies to which Landlord shall be entitled under this Lease, Tenant expressly agrees and acknowledges that Landlord’s damages for Tenant’s breach of this provision shall include, but not be limited to, at Landlord’s option, Landlord’s cost to either (i) complete construction of the Parking Garage (inclusive of the 2.5% profit, overhead and administrative charge), or (ii) remove the Parking Garage and restore the area where the Parking Garage was being constructed to the condition that existed prior to the commencement of the construction of the Parking Garage.

(iv)                              The parties agree that any material changes to the design and/or scope of the Parking Garage as is otherwise set forth in the Preliminary Architectural Drawings (with concomitant change in price, if any) shall only be made by Change Order or similar such written document executed by both Landlord and Tenant.

(v)                                 Upon execution and delivery of this Lease (or prior to such time if Landlord so elects), Landlord shall proceed to obtain the requisite site plan approval (the “Site Plan Approval”) for the construction of the Parking Garage. In the event Landlord has not received Site Plan Approval by the date which is ninety (90) days from the Execution Date, Tenant shall have the right, but not the obligation, to terminate this Lease (“Tenant’s First Termination Option”) by delivery of written notice to Landlord to that effect on or prior to the date which is ninety five (95) days from the Execution Date, time being of the essence; in such event, but subject to the following sentence, the rights and obligation of the parties under this Lease shall be null and void and without further force and effect. Notwithstanding anything contained in the previous sentence to the contrary, and notwithstanding the Tenant’s exercise of Tenant’s First Termination Option, Landlord shall have the right to void Tenant’s exercise of Tenant’s First Termination Option if Landlord provides Tenant with documentation on or prior to the date which is one hundred (100) days from the Execution Date, to the effect that (i) Landlord is proceeding diligently to obtain the Site Plan Approval, and (ii) Landlord expects to obtain Site Plan Approval within one hundred twenty (120) days from the Execution Date. Should Landlord not be able to obtain Site Plan Approval within one hundred twenty (120) days from the Execution Date, Tenant shall once again have the right to terminate this Lease (“Tenant’s Second Termination Option”) by notice to Landlord to that effect within one hundred twenty five (125) days from the Execution Date (with no further right of extension by Landlord), time being of the essence in connection with Tenant’s exercise of its rights hereunder. This provision shall sometimes hereinafter be referred to as the “Site Plan Contingency.” In the event (i) Tenant exercises Tenant’s First Termination Option and Landlord does not exercise its right to void the First Termination Option, or (ii) if  Landlord exercises its right to void Tenant’s First Termination Option, and Landlord does not deliver Site Plan Approval to Tenant within one hundred twenty (120) days of the Execution Date, such that Tenant exercises Tenant’s Second Termination Option, (i.e. in either event, this Lease becomes null and void) then the Lease Termination Agreements executed by and between Landlord’s affiliate, Hartz Mountain Associates and Tenant with respect to the 900 Secaucus Road Lease and the 915 Secaucus Road Lease shall be deemed rescinded and rendered null and void, and the 900 Secaucus Road Lease and the 915 Road Lease shall be deemed in full force and effect. The parties shall execute such documentation as is reasonably necessary to memorialize the validity of the 900 Secaucus Road Lease and the 915 Secaucus Road Lease upon request of either party. In the event Landlord delivers Site Plan Approval to Tenant within ninety (90) days of the Execution Date (or 120 days from the Execution Date, as the case may be consistent with this subparagraph v), the Site Plan Contingency shall be deemed satisfied.

G.            It is anticipated that the construction of the Parking Garage shall be completed by March 1, 2007. If the Parking Garage is not completed by March 1, 2007, and Landlord is constructing the Parking Garage, Landlord agrees to provide Tenant with access to parking spaces in the Harmon Cove Outlet Center parking lot across the street from the Building until the Parking Garage has been completed. If the Parking Garage is not completed by March 1, 2007, and Tenant is constructing the Parking Garage, then, provided that Tenant is acting in a diligent manner to construct and complete the Parking Garage, Landlord agrees to provide Tenant with access to parking spaces in the Harmon Cove Outlet Center parking lot across the street from the Building for the period up through and including June 1, 2007, at which time Tenant shall no longer have access to such spaces.

H.            In the event Tenant elects to construct the Parking Garage, same shall be performed at Tenant’s sole cost and expense. In such event, Landlord shall have no obligation to build the Parking Garage and the Lease shall be deemed amended accordingly. The construction of the Parking Garage by Tenant shall be deemed to be an element of Tenant’s Work and as such, shall proceed in accordance with Article 5.01(b)(i)) of the Lease, including, but not limited to, Tenant’s compliance with the requirement that it submit plans and specifications for the Parking Garage to Landlord for Landlord’s prior review and approval. On or prior to the commencement of construction of the Parking Garage, Tenant shall provide Landlord with a budget prepared by a licensed engineer and/or architect, which budget shall set forth the Tenant’s cost to construct the Parking Garage, and at Landlord’s request, Tenant shall provide Landlord with a Letter of Credit, or other such security reasonably satisfactory to Landlord to cover the cost of building the Parking Garage (the “Parking Garage Security”). In the event Tenant fails to complete all or any portion of the Parking Garage, such conduct shall be deemed a default of this Lease, and Landlord shall have recourse to the Parking Garage Security (in addition to all other remedies provided by this Lease and by law) in order that Landlord might, at its sole discretion, either a) complete the construction of the Parking Garage, or b) to remove the Parking Garage and restore the area where the Parking Garage was to be constructed to its original condition. Upon satisfactory completion of the Parking Garage (or removal of the Parking Garage and restoration of the area within which it was to be constructed, as the case may be), Landlord shall return the remaining Parking Garage Security, if any, to Tenant. In the event Tenant elects to construct the Parking Garage, Tenant shall also be responsible to pay Landlord for all hard and soft costs incurred by Landlord in connection with the preliminary design and engineering of the Parking Garage [including, but not limited to, the costs necessary to create the Preliminary Architectural Drawings and the Landlord’s Budget (which shall include, but not be limited to, the cost to conduct soil boring tests required to create Landlord’s Budget)], as well as all reasonable costs incurred by Landlord to obtain the permits and approvals, including but not limited to, site plan approval, necessary to construct the Parking Garage. Landlord shall submit an invoice for such costs and expenses, accompanied by reasonable back-up documentation, after receiving notice that Tenant intends to build the Parking Garage, and Tenant shall be obligated to pay such charges within twenty (20) days of receipt of such invoice.

II.

Landlord shall provide Tenant with an allowance (the “Workletter Allowance”) in the amount of Eighty Thousand Dollars ($80,000) as against Tenant’s cost to ready the Demised Premises for its occupancy. Landlord shall pay Tenant the Workletter Allowance, in whole or in part, upon receipt of invoices from Tenant depicting work performed by Tenant in and to the Demised Premises (with reasonable back up documentation in support of such expenditures) as well as lien waivers from Tenant’s general contractor as well any subcontractor(s) supplying goods or services in excess of $5000 forming part of the subject invoice.

Exhibit D - Rules and Regulations

MULTI-WAREHOUSE
RULES AND REGULATIONS

1.             The rights of each tenant in the entrances, corridors, elevators and escalators servicing the Building are limited to ingress and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by any other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

2.             Landlord may refuse admission to the Building outside of Business Hours on Business Days to any person not known to the watchman in charge, or not having a pass issued by Landlord or the tenant whose premises are to be entered, or not otherwise properly identified, and Landlord may require all persons admitted to or leaving the Building outside of Business Hours on Business Days to provide appropriate identification. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character or reputation of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. During any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building by closing the doors or otherwise for the safety of the tenants and protection of property in the Building.

3.             No tenant shall obtain or accept for use in its premises ice, drinking water, food, beverage, towel, barbering, bootblacking, floor polishing, cleaning or other similar services from any persons not authorized by Landlord in writing to furnish such services, provided that the charges for such services by persons authorized by Landlord are comparable to similar charges in other comparable buildings in Hudson County. Such services shall be furnished only at such hours, and under such reasonable regulations, as may be fixed by Landlord from time to time.

4.             The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or its employees, licensees or invitees, shall be paid by such tenant.

5.             No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or be used in connection with, any window or door of the premises of any tenant, without the prior written consent of Landlord. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord.

6.             No lettering, sign, advertisement, notice or object shall be displayed in or on the windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule. Interior signs, elevator cab designations and lettering on doors and the Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord.

7.             The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures, if any.

8.             No showcase or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

9.             Linoleum, tile or other floor covering shall be laid in a tenant’s premises only in a manner first approved in writing by Landlord.

10.           No tenant shall mark, paint, drill into, or in any way deface any part of its premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

11.           No bicycles, vehicles, animals, fish or birds of any kind shall be brought into or kept in or about the premises of any tenant of the Building.

12.           No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

13.           No tenant, nor any tenant’s contractors, employees, agents, visitors or licensees, shall at any time bring into or keep upon the premises or the Building any inflammable, combustible, explosive or otherwise dangerous fluid, chemical or substance.

14.           Additional locks or bolts of any kind which shall not be operable by the grand master key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said grand master key. Additional keys for a tenant’s premises and toilet rooms shall be procured only from Landlord who may make a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord such tenant shall pay to Landlord the cost thereof.

15.           All removals, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators and in such manner as Landlord or its agent may determine from time to time. The persons employed to move safes and other heavy objects shall be reasonably acceptable to Landlord and, if so required by law, shall hold a master rigger’s license. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building. All labor and engineering costs incurred by Landlord in connection with any moving specified in this rule, shall be paid by Tenant to Landlord, on demand.

16.           Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or this Lease. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose premises the package or object or matter is being removed, but the establishment and enlargement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the premises or the Building under the provisions of this RULE or of RULE 2 hereof.

17.           No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, tobacco in any form, or as a barber, beauty or manicure shop, or as a school. No tenant shall use its premises or any part thereof to be used for manufacturing, or the sale at retail or auction of merchandise, goods or property of any kind.

18.           Intentionally omitted.

19.           Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant’s premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such a manner as Landlord shall determine.

20.           No machinery or mechanical equipment other than ordinary portable business machines may be installed or operated in any tenant’s premises without Landlord’s prior written consent, and in no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants; but machines and mechanical equipment which may be permitted to be installed and used in a tenant’s premises shall be so equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

21.           Landlord, its contractors, and their respective employees, shall have the right to use, without charge therefor all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.

22.           No premises of any tenant shall be used for lodging or sleeping or for any immoral or illegal purpose.

23.           The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

24.           Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

25.           No tenant shall cause or permit any unusual or objectionable odors to emanate from its premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the premises of any tenant except as is expressly permitted in such tenant’s Lease.

26.           Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment or interference.

27.           No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenants who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the premises of any tenant or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of such tenant.

28.           All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. Each tenant, before closing and leaving its premises at any time, shall turn out all lights.

29.           Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.

30.           All windows in each tenant’s premises shall be kept closed, and all blinds therein above the ground floor shall be lowered as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises.

31.           Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building.

EXHIBIT E

[NAME AND ADDRESS OF ISSUING BANK]

[INSERT DATE]
               IRREVOCABLE LETTER OF CREDIT NO. (insert number)
[Landlord]
[c/o Hartz Mountain Industries, Inc.]
400 Plaza Drive
Secaucus, New Jersey  07096-1515

Ladies and Gentlemen:

At the request and for the account of [TENANT], located at                                         (hereinafter called “Applicant”), we hereby establish our Irrevocable Letter of Credit No. [Insert number] in your favor and authorize you and your assigns to draw on us up to the aggregate amount of US$ [TO BE INSERTED] available by your draft(s) at sight drawn on us and accompanied by the following:

A statement signed to the effect of or similar to the  following: “The drawer hereunder is entitled to draw upon this letter of credit pursuant to that certain lease agreement, dated [INSERT DATE], by and between [LANDLORD], as Landlord, and [TENANT], as Tenant (the “Lease”).”

This Irrevocable Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Applicant disputes the content of such statement. Partial drawings against this Letter of Credit are permitted.

This Irrevocable Letter of Credit shall automatically renew itself for successive twelve (12) month periods from the date above, unless we notify you, by certified mail, return receipt requested, of our intention not to renew at least sixty (60) days prior to any annual renewal date.

This irrevocable Letter of Credit is transferable at no charge to any transferee of Landlord upon notice to the undersigned from you and such transferee.

Multiple draws on this Letter of Credit are permitted.

You shall have the right, at your option, to present a photocopy of this Letter of Credit in lieu of the original and we shall make payment hereunder as if the original were presented.

At your option, draw requests may be made in person, or by mail, or by courier service, including but not limited to FedEx, Airborne, or UPS.

At your option draw requests may be made by fax to the following fax number (or such other number as we may designate upon written notice to you):

Fax number for draws hereunder: [INSERT FAX NUMBER].

If the original of this Letter of Credit has been lost, stolen, mutilated or destroyed upon receipt of (a) in the case of loss, theft or destruction of this Letter of Credit, a certificate signed by an authorized officer of the beneficiary (who is identified as such) to such effect or (b) in the case of mutilation of this Letter of Credit. The mutilated Letter of Credit, we will issue a replacement Letter of Credit in your favor, dated the same date, bearing a new number, and in the same stated amount as, and with other provisions identical to, this Letter of Credit.

This undertaking is subject to The International Standby Practices 1998 (ISP98).

Upon receipt of the documents above described, we shall pay you as requested.

Very truly yours,

Name of Bank	Countersigned:

Vice President	Vice President

EXHIBIT F

SCHEDULE OF FIXED RENT

YEAR	PER SQUARE FOOT*
1	$7.53
2	$7.53
3	$7.53
4	$7.53
5	$7.53
6	$5.77
7	$5.91
8	$6.06
9	$6.21
10	$6.37
11	$6.56
12	$6.75
13	$6.96
14	$7.17
15	$7.38

* To determine Tenant’s annual Fixed Rental, the Fixed Rent is multiplied by the Floor Space of the Demised Premises (on a per square foot basis).

EXHIBIT G

FIXED RENT FLOOR

YEAR	PER SQUARE FOOT
1	$5.00
2	$5.15
3	$5.30
4	$5.46
5	$5.63